UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12
GLOBAL INDUSTRIES, LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
April 7, 2010
Dear Fellow Shareholder:
          You are cordially invited to attend the Company’s 2010 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 19, 2010, at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, Texas, commencing at 10:00 a.m., Central time.
          The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting.
          We hope you can join us. Your vote is important. Even if you cannot attend, we encourage you to please vote by telephone, over the Internet, or by signing and returning a proxy card before the meeting so that your shares will be represented and voted at the meeting.
          On behalf of our Board of Directors, thank you for your participation in this important process.

Sincerely,

John Reed
Chief Executive Officer

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2010
Dear Shareholder:
          The 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Global Industries, Ltd. will be held Wednesday, May 19, 2010, at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, Texas, at 10:00 a.m., Central time.
          As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:
1.	To elect eleven directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified;

2.	To approve an amendment to the Company’s amended and restated articles of incorporation to increase the number of shares of authorized common stock;

3.	To ratify the appointment of Deloitte & Touche LLP as the independent public accountants for the Company for the year ending December 31, 2010; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
          The Board of Directors has fixed the close of business on March 23, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2010 Annual Meeting or any postponement or adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.
          We are pleased once again to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to expedite shareholders’ receipt of annual meeting materials, lower the costs of our Annual Meeting and help conserve natural resources.
          As shareholders of the Company, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Russell Robicheaux
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Carlyss, Louisiana
April 7, 2010

i

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
PROXY STATEMENT FOR 2010 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
Why am I receiving these materials?
We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting, to be held on Wednesday, May 19, 2010 at 10:00 a.m. Central time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to shareholders on or about April 7, 2010. Your proxy is being solicited by our Board of Directors for use at the Annual Meeting. We will pay the costs of soliciting proxies from shareholders. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, Texas.
What is included in these materials?
These materials include:
•	the Notice of 2010 Annual Meeting of Shareholders;

•	this Proxy Statement for the Annual Meeting, which provides information about the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you; and

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”), as filed with the Securities and Exchange Commission (“SEC”) on February 26, 2010.
If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.
What items will be voted on at the Annual Meeting?
Shareholders will vote on three items at the Annual Meeting:
•	election to the Board of the eleven nominees named in this Proxy Statement (Proposal No. 1);

•	approval of an amendment to our amended and restated articles of incorporation, as amended (the “Articles”) to increase the number of authorized shares of common stock (Proposal No. 2); and

•	ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2010 (Proposal No. 3).

What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board named in this Proxy Statement (Proposal No. 1);

•	“FOR” the amendment to the Articles to increase the number of authorized shares of common stock (Proposal No. 2); and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP for the year ended December 31, 2010 (Proposal No. 3).
Where are the Company’s principal executive offices located and what is the Company’s main telephone number?
Our principal executive offices are located at 8000 Global Drive, Carlyss, Louisiana, 70665. Our main telephone number is (337) 583-5000.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to its proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact and cost of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to:
•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send future proxy materials to you electronically by email.
Our proxy materials are also available on our website at www.globalind.com/Investor_Relations/Pages/AnnualReport.aspx.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our annual meetings. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who may vote at the Annual Meeting?
Our common stock is the only class of voting securities outstanding. Each share of common stock has one vote on each matter. As of March 23, 2010, there were 121,043,264 shares of our common stock issued and outstanding, held by 685 holders of record. Only shareholders of record as of the close of business on March 23, 2010 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you on behalf of the Company. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form to permit you to direct the registered holder how to vote. For a discussion of the changes in rules regarding the voting of shares held by beneficial owners in the election of director, please see the questions on page 4 of this proxy statement beginning with “What happens if I do not give specific voting instructions?”.
If I am a shareholder of record of the Company’s shares, how do I vote?
There are four ways to vote:
•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
There are four ways to vote:
•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials, you may vote by calling the toll free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials, you may vote by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or by proxy at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:
•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
Who will serve as the inspector of election?
Trudy McConnaughhay, our Vice President and Corporate Controller, will serve as the inspector of election.
How are proxies voted?
All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you:
•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote in its discretion on routine matters but cannot vote on non-routine matters. This is generally referred to as a “broker non-vote.” If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not have the authority to vote on this matter with respect to your shares. Please note that this year the rules regarding how brokers may vote your shares have changed. The election of directors is no longer a routine matter. Because election of directors is now considered to be a non-routine matter, brokers may no longer vote your shares for election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares for the election of directors.
Which ballot measures are considered “routine” or “non-routine”?

The ratification of the independent public accountants (Proposal No. 3) is a matter we believe will be considered routine. A broker or other nominee may generally vote on routine matters, and therefore broker non-votes are expected to exist in connection with Proposal No. 3.
The election of directors (Proposal No. 1) and the approval to amend the Articles to increase our authorized shares of common stock are non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes will have no effect on Proposals No. 1 and No 2. Please note, brokers may no longer vote your shares for election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares for the election of directors.
How are broker non-votes treated?
Broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes are not permissible on Proposal No. 1, the election of directors, or Proposal No. 2, approval to amend the Articles to increase our authorized shares of common stock, and will have no effect on Proposal 3, the ratification of the independent public accountants. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.
How are abstentions treated?
Abstentions are counted for purposes of determining whether a quorum is present. Abstentions have no effect on the election of directors (Proposal No. 1). For the purpose of determining whether the shareholders have approved Proposals No. 2 and No. 3, abstentions have the same effect as an “AGAINST” vote.
What is the voting requirement to approve each of the proposals?
For Proposal No. 1, the eleven nominees receiving the highest number of affirmative votes of our outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. This is known as plurality voting. Under plurality voting, there is no “against” option, and votes that are actively “withheld” or simply not cast are disregarded in the tally. Accordingly, withheld votes and abstentions have no effect on the election of directors.
Approval of Proposal No. 2 requires the affirmative vote of at least two-thirds of the outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting.
Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes actually cast at the Annual Meeting.
Can I revoke or change my vote after I have voted?
You may revoke a previously delivered proxy or change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date (i) via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (ii) by signing and returning a new proxy card or vote instruction form with a later date, or (iii) by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy or voting instructions unless you vote again at the Annual Meeting or specifically request that your prior proxy or voting instructions be revoked by delivering to our Corporate Secretary at 8000 Global Drive, Carlyss, Louisiana, 70665, a written notice of revocation prior to the Annual Meeting.
Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC by May 25, 2010.
What is the deadline to propose actions for consideration at the 2011 Annual Meeting of shareholders or to nominate individuals to serve as directors?
Requirements for Shareholder Proposals. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 Annual Meeting of Shareholders must be received no later than December 3, 2010. All proposals also will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to our Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747. If you intend to present a proposal at our 2011 Annual Meeting of Shareholders, but you do not intend to have it included in our 2011 proxy statement, your proposal must be delivered to the attention of our Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747 no later than the close of business on February 18, 2011. Your notice of a shareholder proposal not intended to be included in our 2011 proxy statement must set forth the information required by our bylaws.
Requirements for Director Nominations. Shareholders may recommend potential director candidates for consideration by the Nominating and Governance Committee by sending a written request to our Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747. If you want to nominate an individual for election at our 2011 Annual Meeting of Shareholders, you must deliver your written request no later than the close of business on February 18, 2011. Your notice relating to the recommendation or nomination of a director candidate must set forth the information required by our bylaws.
The proxy solicited by us for the 2011 Annual Meeting of Shareholders will confer discretionary authority on the proxies to vote on any proposal made in accordance with our bylaw provisions, if the proxy statement relating to the 2011 Annual Meeting of Shareholders briefly describes the matter and how our proxies intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.
How can I communicate with the independent directors on Global’s Board?
Shareholders may contact any of our directors individually or as a group by mail addressed to the General Counsel and Corporate Secretary of the Company at our principal executive offices at 8000 Global Drive, Carlyss, Louisiana 70665. Shareholders should clearly indicate on the envelope the intended recipient and that the communication is a “Shareholder Communication.” All such communications will be forwarded unreviewed and unfiltered to the appropriate directors by our Corporate Secretary. Shareholders can also send electronic communications by clicking on “Shareholder Communications with Directors” at our corporate governance website located at www.globalind.com/about/corp_gov or via e-mail at boardofdirectors@globalind.com. The Board has instructed the General Counsel and Corporate Secretary to distribute communications to a director or directors after ascertaining whether the communication is appropriate to the duties and responsibilities of the Board.

ELECTION OF DIRECTORS
(Proposal 1)
          The Board has nominated eleven candidates for election as directors for a term ending at the 2011 Annual Meeting of Shareholders or when their successors are duly elected and qualified. All nominees, with the exception of Mr. Buckner, are currently serving as directors. Additionally, all nominees have been recommended by the Board’s Nominating and Governance Committee.
          Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board.
          THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ELEVEN DIRECTOR NOMINEES NAMED BELOW.

Charles O. Buckner	Director Nominee Age 65
          Mr. Buckner is a certified public accountant who retired from Ernst & Young in 2002 after serving 35 years in a variety of client service and administrative roles while based in Houston, Cleveland and Moscow. During his tenure with Ernst & Young, he served as the chairman of the firm’s U.S. Energy Services Group and co-chair of the firm’s Global Energy Practice. He received his BBA from the University of Texas and an MBA from the University of Houston. Mr. Buckner serves on the Board of Directors of Patterson-UTI Energy, Inc., Gateway Energy Corporation and Energy Partners, Ltd. He was previously a director of Horizon Offshore, Inc. and Whittier Energy Corporation. Mr. Buckner was recommended to serve on our Board by Mr. Dickerson, a current director.
          Mr. Buckner was nominated to serve on our Board because of his extensive experience in international accounting and auditing, his significant experience as a director of publicly traded companies in the energy industry, and the diverse experience associated with his involvement in the non-profit sector.

John A. Clerico	Director since 2006 Age 68
          Mr. Clerico, a director of the Company since February 2006, served as our Chief Executive Officer and Chairman of the Board from October 2008 through March 2010. He stepped down from his role as Chief Executive Officer in March but continues to serve as the Company’s Chairman of the Board. Mr. Clerico is a registered investment advisor and served as the Chairman of Chartmark Investments, Inc., a company he founded, from 2001 to 2004. From 1992 until his retirement in 2000, Mr. Clerico served as Executive Vice President and Chief Financial Officer of Praxair, Inc., where he also had responsibility for business operations in Europe and South America. From 1984 to 1992, Mr. Clerico served as Treasurer and Chief Financial Officer of Union Carbide Corporation. Mr. Clerico serves on the Board of Directors of Community Health Systems, Inc. and the Educational Development Corporation. Mr. Clerico received a BS degree in Finance from Oklahoma State University.
          Mr. Clerico was nominated to serve on our Board because of his significant financial experience, his international operational experience and the valuable insight gained as serving as our Chairman and Chief Executive Officer for the last year and a half.

Lawrence R. Dickerson	Director since 2007 Age 57

          Mr. Dickerson is the President, Chief Executive Officer and a Director of Diamond Offshore Drilling, Inc. Mr. Dickerson joined Diamond Offshore Drilling in 1979 and, prior to being elected Chief Executive Officer in May 2008, served as the company’s Chief Operating Officer in addition to other titles since 1998. Mr. Dickerson is also a past Chairman of the National Ocean Industries Association and a director of the International Association of Drilling Contractors. Mr. Dickerson holds a BBA degree from the University of Texas and is a certified public accountant.
          Mr. Dickerson was nominated to serve on our Board because of his lengthy service in the international energy industry, his executive leadership and management skills and his expertise in accounting and internal controls.

Edward P. Djerejian	Director since 1996 Age 71
          Mr. Djerejian is the Director of the James A. Baker III Institute for Public Policy at Rice University, a position he has held since August 1994. He also serves as the Managing Partner of Djerejian Global Consultancies, LLC, a company he formed in 2000. During his more than thirty years in the United States Foreign Service, Mr. Djerejian served as U.S. Ambassador to the Syrian Arab Republic, as U.S. Ambassador to Israel and as Assistant Secretary of State for Near Eastern Affairs under Presidents George H. W. Bush and William J. Clinton. He received the Department of State’s Distinguished Service Award in 1993 and the President’s Distinguished Service Award in 1994. Mr. Djerejian is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Corporation and Baker Hughes, Inc.
          Mr. Djerejian was nominated to serve on our Board because of his significant experience in government, his ability to provide strategic analysis and advice on global matters, his experience as a director of publicly traded companies in the energy industry and his familiarity with corporate governance.

William J. Doré	Director from 1973 to 2007 and since December 2008 Age 67
          Mr. Doré is the Company’s founder and served as our Chief Executive Officer from 1973 to 2006. He served as Chairman of the Board of Directors until his retirement in May 2007. Mr. Doré has been providing consulting services to the Company since May 2007. He has over thirty-five years of experience in the diving and marine construction industry, is a past President of the Association of Diving Contractors and has served on the Board of Directors of the National Ocean Industries Association. In 2000, Mr. Doré received the Horatio Alger Award for personal and professional achievement. He received a MEd degree from McNeese State University. James J. Doré, the Company’s Senior Vice President for North America Diving and Subsea Services, is Mr. Doré’s brother.
          Mr. Doré was nominated to serve on our Board because of his extensive experience in the offshore construction business, his leadership abilities and his strong knowledge of our operations, markets and competitors.

Larry E. Farmer	Director since 2006 Age 70
          Mr. Farmer retired from the Halliburton Company on December 31, 2001 after a twenty-five year career with that company and its subsidiaries. In 2000 and 2001, Mr. Farmer was Chief Executive Officer of the British subsidiary Halliburton Brown & Root Limited. From 1990 to 2000, Mr. Farmer was

President of Brown & Root Energy Services, the offshore platform, pipeline, and subsea engineering and construction unit of the Halliburton Company. Mr. Farmer is a registered professional engineer and holds the following university degrees: BS in Civil Engineering from the Missouri University of Science and Technology, MS in Civil Engineering and PhD in Civil Engineering from the University of Texas.
          Mr. Farmer was nominated to serve on our Board because of his depth of knowledge of the offshore construction business and significant experience in working with international operations.

Edgar G. Hotard	Director since 1999 Age 66
          Mr. Hotard is an independent consultant/investor, having retired as President and Chief Operating Officer of Praxair, Inc. in January 1999, where he was first elected President and Director in 1992. Prior to 1992, Mr. Hotard was a Vice President with Union Carbide Corporation. He is an advisor to the Monitor Group and the Chairman of the Monitor Group (China) and a venture partner with Arch Venture Partners. Mr. Hotard is a director of Albany International Corporation. Mr. Hotard received a BS degree in Mechanical Engineering from Northwestern University.
          Mr. Hotard was nominated to serve on our Board because of his judgment in assessing business strategy, his international experience and his service as a board member with other internationally traded public companies. He also brings significant experience with business strategies in Asia and corporate governance.

Richard A. Pattarozzi	Director since 2000 Age 66
          Mr. Pattarozzi retired as Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of FMC Technologies, Inc., Tidewater, Inc. and is also the non-executive Chairman of the Board of Stone Energy, Inc. Mr. Pattarozzi previously served on the Board of Directors of Superior Energy Services, Inc. He received a BS degree in Civil Engineering from the University of Illinois.
          Mr. Pattarozzi was nominated to serve on our Board because of his business judgment, industry experience, extensive knowledge of health and safety matters, as well as significant experience as a director for multiple publicly traded companies in the energy industry.

James L. Payne	Director since 2000 Age 73
          Mr. Payne is Chairman of the Board of Directors and Chief Executive Officer of Shona Energy Co., Inc., a position he has held since December 2006. From October 2001 until its merger with Plains Production in May 2004, Mr. Payne served as Chairman, President and Chief Executive Officer of Nuevo Energy Company. Mr. Payne retired as Vice Chairman of Devon Energy, Inc. in January 2001. Prior to its merger with Devon Energy, Mr. Payne was Chief Executive Officer and Chairman of Santa Fe Snyder, Inc. Mr. Payne serves on the Board of Directors of Nabors Industries, Ltd. and BJ Services Company. Mr. Payne is a graduate of the Colorado School of Mines and received an MBA from Golden State University.
          Mr. Payne was nominated to serve on our Board because of his many years of experience as a chief executive officer of multiple energy services company, his decisive leadership skills, ability to assess risk, along with his thorough understanding of compensation and benefit programs.

Michael J. Pollock	Director since 1992 Age 63
          Mr. Pollock served as Chief Executive Officer and a Director of CoStreet Communications, a telecommunications company, from 2000 until his retirement in October 2008. From 1996 to 1998 Mr. Pollock served as Vice President, Chief Financial Officer, and Treasurer of the Company, at which time he retired after working with the Company for eight years. He received a BS degree from the University of Louisiana-Lafayette. Mr. Pollock is a retired certified public accountant.
          Mr. Pollock was nominated to serve on our Board because of his financial expertise and in-depth knowledge of our Company and business, having worked for the Company for eight years.

John B. Reed	Director since March 2010 Age 54
          Mr. Reed was elected the Company’s Chief Executive Officer and appointed as a Director effective March 2, 2010. He has more than thirty years experience in the offshore construction industry. Mr. Reed served as Chief Executive Officer of Heerema Marine Contractors from 2006 to 2009, after holding a number of other senior roles with the Heerema Group including Chief Executive Officer of INTEC Engineering, Inc. He previously held a number of other management roles at Heerema in project management, business development and engineering capacities. He holds a Bachelors degree in Engineering from the University of Mississippi and an MBA from Delta State University. Mr. Reed previously served as a member of the Board of Directors of the National Ocean Industries Association, is a past President of the International Pipeline and Marine Contractors Association and past Chairman of the International Marine Contractors Association, America’s Deepwater Division.
          Mr. Reed was nominated to serve on our Board because of his deep and broad knowledge of the offshore construction industry, as well extensive engineering, business and management background.
CORPORATE GOVERNANCE
Director Independence
          The Nominating and Governance Committee annually reviews and makes a presentation to the Board for their determination of the independence of each director. In conjunction with this process, all directors responded to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest or arrangements between the Company, the directors or parties related to the directors. The Board has determined that the following directors are independent pursuant to the NASDAQ listing standards:

Charles O. Buckner	Edgar G. Hotard
Lawrence R. Dickerson	Richard A. Pattarozzi
Edward P. Djerejian	James L. Payne
Larry E. Farmer	Michael J. Pollock
          Neither Mr. Clerico, Mr. Reed nor Mr. Doré were determined to meet the independence standards. Mr. Clerico is serving as the executive Chairman of the our Board of Directors and most recently served as our Chief Executive Officer. Mr. Reed is currently serving as our Chief Executive

Officer. Mr. Doré holds more than 5% of our outstanding common stock and his brother, James Doré, is our Senior Vice President for North America Diving and Subsea Services.
Board of Directors and Its Committees
          The Board held eleven meetings during 2009. Each director attended more than 75% of the combined number of meetings of the Board and of the committees on which he served that were held while he was a director. It is our policy for directors to attend the annual meeting of shareholders. All members of the Board serving at that time attended our 2009 Annual Meeting. We anticipate that all directors will attend the 2010 Annual Meeting.
          The Board has five standing committees: Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, and the Technical, Safety, Health and Environment Committee. The Board has adopted a written charter for each of these committees, which sets forth the committee’s purpose, responsibilities and authority. Furthermore, the Board has adopted the Company’s Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics for Senior Financial Officers, Code of Ethics for Non-Employee Directors, and Employee Incident Reporting Procedures for Accounting and Compliance Matters. The committee charters, guidelines, codes, and procedures are available on our website at www.globalind.com under Investor Relations. You may also contact the Company’s Investor Relations Department at (281) 529-7799 for paper copies free of charge. Changes to or material waivers of our Code of Ethics for Senior Financial Officers and for Non-Employee Directors will be immediately disclosed via our website at www.globalind.com.
          The following table lists the current members of each of the committees of the Board and the number of meetings held by each committee during 2009. Mr. Clerico currently serves as the Chairman of the Board. Mr. Hotard currently serves as the Board’s Lead Director.

Technical,
				Nominating	Safety, Health
				and	and
	Audit	Compensation	Finance	Governance	Environment

John A. Clerico
Lawrence R. Dickerson	Chair	X
Edward P. Djerejian				Chair
William J. Doré			X
Larry E. Farmer	X				X
Edgar G. Hotard				X	X
Richard A. Pattarozzi		X			Chair
James L. Payne		Chair	X
Michael J. Pollock	X		Chair	X
John B. Reed(1)					X

Number of Meetings	9	7	3	5	4

(1)	Mr. Reed was appointed to the Board effective March 2, 2010 and as a member of the Technical, Safety, Health and Environment Committee on March 18, 2010.
Audit Committee
          Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and the requirements of the SEC. Mr. Dickerson has been designated the “audit committee financial expert” as prescribed by the SEC. The Audit Committee:
•	oversees the integrity of the financial statements and monitors the financial reporting process;

•	annually reviews and recommends to the Board the independent auditing firm to be engaged to audit our accounts and the accounts of our consolidated subsidiaries;

•	reviews with such firm the audit plan and results of the audit engagement; and

•	reviews the scope and results of our procedures for internal auditing and makes inquiries as to the adequacy of internal controls.
Compensation Committee
          The Compensation Committee:
•	approves the compensation policies and compensation arrangements for senior management;

•	approves significant issues that relate to changes in our benefit plans; and

•	reviews the CD&A for inclusion in our proxy statement.
Finance Committee
          The Finance Committee:
•	assists the Board in its oversight of our financial affairs and policies and makes recommendations to the Board regarding our financial policies;

•	reviews our capital requirements and structure;

•	reviews our long range financial strategic planning; and

•	performs other functions related to oversight of our financial affairs.
Nominating and Governance Committee
          The Nominating and Governance Committee:
•	recruits and recommends candidates for election to the Board;

•	develops and recommends corporate governance guidelines to the Board and assists the Board in implementing such guidelines;

•	reviews succession plans; and

•	leads the Board in its annual review of the performance of the Board and its committees.
          Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, each nominee is expected to have the following personal characteristics described in our Corporate Governance Guidelines: creativity, financial literacy, high performance standards, informed judgment, integrity and accountability, mature confidence, and a passion about our performance. Moreover, in making its evaluation the Nominating and Governance Committee may consider, among other factors, whether prospective nominees have relevant business and financial experience or have industry or specialized expertise.
          It is the policy of the Nominating and Governance Committee to consider director candidate suggestions made by shareholders in the same manner as other candidates. For the procedures that must be followed in order for the committee to consider recommendations from shareholders, please read “General Information — What is the deadline to propose actions for consideration at the 2011 Annual

Meeting of Shareholders or to nominate individuals to serve as directors?” included in this Proxy Statement.
          We do not have a formal diversity policy or set of guidelines in selecting and appointing directors that comprise the Board. However, when appointing new directors, the Nominating and Governance Committee considers each individual director’s qualifications, skills, business experience and capacity to serve as a director, and the diversity of these attributes for the Board as a whole. The Nominating and Governance Committee believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations.
          Technical, Safety, Health and Environment Committee
          The Technical, Safety, Health and Environment Committee:
•	oversees our technical, safety, health and environmental practices;

•	reviews the status of our safety program and oversees the program’s effectiveness in providing a safe and healthful work environment; and

•	reviews the status of systems and programs for compliance with environmental laws and regulations.
Board Leadership Structure
          Our Board is committed to strong corporate governance and board independence, and has carefully considered the critical issue of Board leadership. The Board, after due deliberation and in connection with the recent hiring of John Reed as our new Chief Executive Officer and his appointment to the Board, determined effective March 2, 2010 to separate the positions of Chairman and Chief Executive Officer. Mr. Clerico, who was serving as interim Chief Executive Officer and Chairman of the Board, will continue to serve as Chairman. The Board believes that Mr. Clerico’s continued service as Chairman of the Board will benefit us and our shareholders with his unique depth of knowledge and experience and will assist in a smooth and orderly transition of executive responsibilities. The separation of these positions at this time will also allow the Board to evaluate whether we and our shareholders are best served by having the Chief Executive Officer or another director hold the position of Chairman. Additionally, as part of our commitment to strong corporate governance and Board independence, since Mr. Clerico is not an independent director, the Board will retain Mr. Edgar G. Hotard as our independent lead director. As the lead director, Mr. Hotard will continue to preside over the executive sessions of the Board, consult with the Chairman regarding Board meeting agendas, undertake an annual performance review of the Chief Executive Officer and act as liaison between the Chairman and the independent directors.
          The Board believes that there is no one best leadership structure model that is most effective in all circumstances and retains the authority to combine the position of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and the best interests of our shareholders.
Board Oversight of Risk
          The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include industry, economic, operational, financial (accounting, credit, liquidity, treasury and tax), contractual, legal, regulatory, compliance, health, safety, environment and political risks. Specifically, the Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate business plan. Each Board Committee is responsible for oversight of specific risk areas relevant to the Committee charter. Throughout the year, management identifies to the Board and the relevant Committees critical issues and opportunities relative to our strategic plans. Management then updates the Board and the relevant Committees during the year on the critical issues and the actual results as compared to plan. Members of executive management are also available to discuss our strategy, plans, results and issues with the Committees and the Board, and regularly attend such meetings to provide periodic briefings and access. In addition, as noted in the Audit Committee Report on page 49, the Audit Committee regularly meets with members of management, including in executive sessions with the independent registered public accounting firm and internal audit.
Compensation Risk Analysis
          We do not utilize compensation policies or practices creating risks that are reasonably likely to have a material adverse effect on the Company. Please see the “Compensation Discussion and Analysis” section for a description of our compensation policies and practices that are applicable for executive and management employees.
DIRECTOR COMPENSATION
          Pursuant to the Non-Employee Director Compensation Policy, amended effective May 20, 2009, all non-employee directors were entitled to receive:
•	an annual cash retainer of $60,000;

•	$100,000 of Company common stock awarded in four quarterly installments valued at $25,000 based on the closing price of our common stock on the quarterly grant date; and

•	a $15,000 stipend ($20,000 in the case of the Lead Director and Audit Committee Chairman) for the chairman of each board committee.
          Prior to the amendment of our Non-Employee Director Compensation Policy and as reflected in the Directors Compensation Table below, for the period from January 1, 2009 to May 19, 2009, all non-employee directors were entitled to receive:
•	an annual cash retainer of $50,000;

•	10,000 shares of restricted stock granted on the date of their election with forfeiture restrictions lapsing on the earlier of the date of the next annual meeting of shareholders or June 1, of the following year (forfeiture restrictions on restricted shares granted on the director’s election date in 2008 lapsed on May 20, 2009); and

•	a $7,500 stipend ($15,000 in the case of the Audit Committee Chairperson) for the chairperson of each board committee and the lead director.
          No meeting fees are paid, but reimbursement for ordinary and necessary expenses incurred in attending Board or committee meetings is paid. We also pay or reimburse each non-employee director and his or her spouse for the cost of an annual physical exam.
          Our Corporate Governance Guidelines requires each director to own shares of our common stock (including shares of restricted stock) valued at three times the annual cash retainer paid to non-employee directors. Directors are permitted to dispose of any shares they own (other than restricted stock on which the forfeiture restrictions have not lapsed) that exceed the ownership requirement. Our directors have three years from the date of first election to attain the required level of stock ownership.

Director Compensation Table
          The table below sets forth the compensation earned by our directors for the year ended December 31, 2009.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Lawrence R. Dickerson	67,500	49,989	—	117,489
Edward P. Djerejian	64,792	49,989	—	114,781
William J. Doré(2)	53,379	49,989	678,167	781,535
Larry E. Farmer	55,833	49,989	—	105,822
Edgar G. Hotard	70,625	49,989	—	120,614
Richard A. Pattarozzi	64,792	49,989	—	114,781
James L. Payne	64,792	49,989	—	114,781
Michael J. Pollock	65,776	49,989	12,096 (3)	127,861

(1)	The amounts shown reflect the grant date fair value of the quarterly stock grants for each director pursuant to the Non-Employee Directors Compensation Policy and in accordance with ASC Topic 718. For more information regarding our stock-based compensation expense, refer to Note 11 to our audited financial statements for the year ended December 31, 2009 included in our annual report on Form 10-K.

(2)	Mr. Doré retired from the position he held as our Executive Chairman of the Board of Directors on May 16, 2007. Pursuant to his retirement and consultant agreement, as amended, previously disclosed in Forms 8-K dated September 22, 2006 and December 8, 2008, Mr. Dore’s compensation includes (i) $575,000 for consulting fees and office allowance; (ii) perquisites of $74,561 for personal use of the corporate airplane, $5,712 for medical benefits, and $6,094 for Exec-U-Care medical insurance. Also included is $16,800 for use of Mr. Doré’s hunting lodge related to two business development trips. Mr. Doré returned as a member of the Board of Directors on December 5, 2008.

(3)	The amount shown represents expenses paid for annual physical exams for Mr. Pollock and his spouse and related travel expenses.
EXECUTIVE MANAGEMENT COMPENSATION
COMPENSATION COMMITTEE REPORT
          The Compensation Committee of the Board of Directors (the “Committee”) is comprised of three (3) independent directors and acts under a written charter adopted by the Board of Directors. A principle purpose of the Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of our executive management.. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis which is set forth below. Based upon these discussions and its review of our executive compensation program and such other matters deemed appropriate by the Committee, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis below be included in this Proxy Statement.
James L. Payne, Chairman
Lawrence R. Dickerson
Richard A. Pattarozzi

COMPENSATION DISCUSSION AND ANALYSIS
Oversight of Executive Compensation Program
          The Committee, comprised entirely of independent directors, administers our executive compensation program. The role of the Committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”), the other executive officers listed in the Summary Compensation Table (the “Named Executive Officers” or “NEO’s”) and other key executives. The Committee also evaluates the performance of the CEO and reviews the performance of other executive officers and key executives, including the Named Executive Officers. Based upon these evaluations, the Committee establishes compensation for the CEO, the NEO’s and other executive officers and key executives.
          In exercising its responsibilities regarding management of the Company’s executive compensation program, the Committee considered and approved numerous actions in the reporting period. Details regarding these matters are provided in this Compensation Discussion & Analysis and the accompanying tables. Among the major Committee actions are the following:
•	Approved an executive compensation package for a new Chief Executive Officer who joined us on March 2, 2010

•	Approved stock awards to the Chairman of the Board who will remain actively involved in management activities of the Company to ensure continued progress in implementing our operating and strategic growth plans

•	Approved amendments to the Management Incentive Plan (“MIP”) to provide additional discretion to adjust or eliminate awards

•	Elected not to increase salaries for NEO’s and not to pay cash bonus awards for 2009 to preserve cash and enhance the Company’s financial flexibility

•	Approved an annual incentive for 2010 that will be paid, if earned, in stock rather than cash

•	Approved a special stock award to NEO’s to assist in retention of critical talent
Compensation Consultants
          The Committee engages the services of Towers Watson for outside compensation advice and counsel. The scope of the services provided by Towers Watson relate to the provision of information on competitive executive pay practices for the oil and gas industry as well as executive compensation programs and practices at a peer group of companies that provide offshore services to the oil and gas industry and which are comparable to Global in revenues and market capitalization. In addition, Towers Watson conducts an annual analysis of our executive compensation program and our relative compensation position within our industry to ensure the Company remains competitive.
          Towers Watson, and its predecessor, Towers Perrin, is an independent consulting organization that provides compensation data, market analysis and updates on comparable groups for executive compensation decisions. Under its charter, the Committee has the authority to hire and terminate the services of Towers Watson at any time. The Committee has the authority to retain, at Company expense, legal, accounting or other advisors as the Committee deems appropriate in performing its responsibilities. The fees and services for compensation consultants both for services to the Committee and to the Company are reviewed by the Committee annually. Towers Watson has been contracted from time to time by management on a limited basis for assistance in certain executive compensation and benefit projects. In 2009, Towers Watson billed us $65,602 for services provided exclusively on behalf of the Committee. Towers Watson provided no services exclusively for management in 2009.

Role of Executives in Establishing Executive Compensation
          Our Chairman and Chief Executive Officer make recommendations for setting the components of compensation for our other executives, including the other Named Executive Officers. The criteria used for determining recommended compensation levels include:
•	individual performance;

•	market data;

•	positioning relative to market; and

•	overall corporate performance as it relates to business strategy.
          The Senior Vice President of Human Resources regularly attends the Committee’s meetings and provides analysis and commentary regarding the internal and external impact of compensation recommendations as well as market competitiveness.
Compensation Philosophy & Objectives
          We are an offshore construction company and provide a comprehensive and integrated range of marine construction and subsea services worldwide, including pipeline construction, platform installation and removal, project management, construction support, diving services, diver intervention and marine support services. We operate in a very competitive environment with inherent operating risks in an industry that has historically been highly cyclical. We may experience periods of great demand and higher margins followed by periods of reduced demand and very significant pricing pressure. Our success depends on our ability to secure jobs through competitive bidding and manage those jobs to successful completion. This requires extensive technical knowledge and industry experience. As a result, it is critical that we are able to attract, assimilate, motivate and retain talented executives to manage our business and develop opportunities around the world.
          The Committee assists us in defining a compensation philosophy that:

•	supports our overall strategy to mitigate the impact of business cyclicality and provide greater opportunity for sustained long-term growth by providing compensation that includes both fixed and variable components and long and short-term incentives;

•	links total compensation to financial performance and the attainment of strategic objectives that increase shareholder value; and

•	rewards Named Executive Officers (our Chief Executive Officer, Chief Financial Officer, and the three (3) other most highly compensated executive officers) and other key executives for achievement of annual and multi-year performance goals.
          The Compensation Committee reviews the compensation philosophy annually with the most recent review occurring in October 2009.
          The Committee’s policy is to compensate and reward executive officers and other key executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, business unit performance and individual performance. Individual executives are evaluated based upon their contributions to achieving results and strategic objectives. The Committee evaluates corporate performance and business unit performance by reviewing financial results and the extent to which Global has accomplished strategic business objectives. The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long term incentive awards based on our actual results compared to goals over a performance cycle.

          The Committee believes that compensation to executive officers should be aligned closely with our performance on both a short term and long term basis. As a result, a major portion of compensation to each executive officer is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to incentivize continuous improvements in financial performance by providing enhanced compensation as results improve. While a major portion of compensation to executive officers is performance based, the Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our strategic long term objectives.
          Based on these philosophies and objectives, the compensation program for our executives, including the Named Executive Officers, consists of:
•	base salary;

•	short-term incentive compensation, which is normally provided through our annual Management Incentive Plan, pursuant to which annual cash compensation is awarded based on the Company’s annual financial results and individual performance;

•	long-term incentive compensation, which is provided through our Stock Incentive Plans pursuant to which stock options, restricted stock and performance units may be awarded; and

•	executive benefits and perquisites.
          The Committee believes that shareholders are best served when the compensation structure for Named Executive Officers provides a balance between creating long-term shareholder value and executing our business plan effectively in the current year. Long-term incentive compensation is provided in company stock to directly align the financial interests of management with our shareholders. While long-term equity compensation is an important component of our overall compensation, there is no fixed guideline regarding the mix of pay between base salary, short-term and long-term incentives in order to maintain flexibility in setting pay levels, goals and targets from year to year.
          The objective of our short-term incentive program is to provide competitive annual compensation for executives, including the Named Executive Officers, that focuses them on short-term performance measures and which provides financial incentives to achieve and surpass performance objectives linked to the annual business plan. Our business is cyclical in nature. As a result, our long-term compensation program is structured to reward outstanding performance over the longer term through a mix of equity awards that may include:
•	stock options;

•	restricted stock; and

•	performance share units.
          We target a significant portion of compensation for the Named Executive Officers to be at risk (i.e., tied to achievement of performance criteria, subject to time-based vesting, or both). If we perform at target, we expect that our total direct compensation (base salary, short-term and long-term incentives) for the Named Executive Officers and other key employees will approximate the median of our peer group. There is potential for higher compensation for Company and individual performance that exceeds target. The highest earning potential is dependent on the achievement of financial results well above the target and increasing the long-term value of Global on a multi-year basis.
          Performance measures and goals under our incentive compensation programs, both short-term and long-term, are established by the Committee annually after the Board approves the business plan for that year. Performance goals established in the annual business plan are then applied to the annual bonus and performance-based equity awards issued under the stock incentive plan, although the measures and targets for the two may differ.
          The Committee may from time to time revise the components of executive compensation by adding, reducing or eliminating benefits or components. We do not currently provide any retirement or deferred compensation plans specifically for executives but in the future may provide such benefits based on market conditions or trends for executive compensation. Any decisions to add or eliminate benefits for executives will be made by the Committee in the same manner and based on the same criteria used to determine base salary and incentive compensation.
Benchmarking
          The Committee has benchmarked our compensation programs against a peer group of companies that provide offshore services in the oil and gas industry and that are comparable to us in terms of revenues and market capitalization. The peer group is reviewed and changes are made, if necessary, annually based on the recommendation of our management with input from the Committee’s outside compensation consultant, Towers Watson. For the Committee’s 2009 review, the peer group consisted of the following companies:
•	Cal Dive International, Inc.

•	Helix Energy Solutions Group Inc.

•	Hercules Offshore, Inc.

•	McDermott International, Inc.

•	Oceaneering International, Inc.

•	Pride International Inc.

•	Rowan Company Inc.

•	SEACOR Holdings Inc.

•	Superior Energy Services Inc.

•	Tetra Technologies Inc.

•	Tidewater Inc.

•	Willbros Group Inc.
          Annually, the Committee reviews and compares compensation for Global’s executives, including the Named Executive Officers, to publicly disclosed peer group data for base salary, short-term incentive compensation and long-term incentive compensation. In addition, the Committee reviews compensation data for persons holding positions similar to the Named Executive Officers to survey compensation data provided by Towers Watson for oilfield services companies as well as data representative of companies with revenue levels similar to ours across many different industries (general industry data). Because the general industry data is collected from similarly-sized companies, we consider the data to be “size adjusted”. We use this combination of compensation sources because oil field services compensation surveys on their own can have significant changes in participation from year to year, resulting in market data that does not always reflect actual market movement for a given position. By including “size-adjusted” general industry data in our analysis, the Committee is able to review data that is based on a more consistent group of companies from year to year.
          The Committee uses market data to compare compensation for our Named Executive Officers on an aggregate level, including total direct compensation and its principal components, as well as on an individual basis. Market data is used to the extent the data reflects roles that are sufficiently similar to make meaningful comparisons possible. The Committee uses peer group data, and to a lesser extent, data from general industry, primarily to ensure our executive compensation programs are competitive (meaning generally within the broad middle range of comparable programs and compensation at target levels of performance) and to evaluate individual compensation levels.

          Data from industries outside of the oilfield services industry is also used to help identify emerging trends in compensation. Our objective is to structure total direct compensation at the target level to be around the median (within plus or minus 20%) of the market range of our peer group. In order to attract and retain talent in critical functions, however, we may determine that it is in our best interest to provide compensation packages that exceed this general philosophy. In addition, compensation to certain individuals may be above market to address job changes, investment in individuals deemed critical to succession or other future requirements. In order to confirm that our peer group of companies reflects current practice, we also assess our compensation program against a larger group of oilfield service companies.
Components of Executive Direct Compensation
          Total direct compensation of our Named Executive Officers consists of the same primary components provided to other levels of management:
•	base salary;

•	short-term incentive compensation; and

•	long-term equity based incentive compensation in the form of stock options, restricted stock and/or performance unit awards under our Stock Incentive Plan.
          By design, base salary will make up anywhere from 20% to 40% of targeted direct compensation for our Named Executive Officers and variable compensation will make up the balance. In any year, actual percentages may vary depending on results as compared to performance goals set by the Committee. In 2008 and 2009, base salary comprised a higher percentage of total compensation due to the fact that no bonus awards were received by our Named Executive Officers under the Company’s Management Incentive Plan (“MIP”). The Committee regularly evaluates the mix of cash and equity compensation and the mix of short-term and long-term compensation to gauge their consistency with our overall compensation philosophy of weighting compensation more heavily towards at-risk pay.
          The Committee also reviews the performance measures and goals of its short-term and long-term incentive plans to ensure we have reasonable and appropriate incentives which are aligned with the Company’s business plan and strategic objectives. In 2009, performance measures under both our MIP and long-term performance share award program were modified to focus more on profitability and preservation and enhancement of cash balances to fund our growth initiatives. The 2009 annual incentive plan had goals based on Earnings Per Share (“EPS”) and Free Cash Flow (“FCF”) and the long-term equity plan had goals based on EPS. Since EPS and FCF are measured on a regular and ongoing basis using our financial results, the Committee believed adoption of these performance measures would strengthen the link between financial performance and incentive compensation in a difficult and competitive economic environment.
Base Salary
          Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for each executive, including the Named Executive Officers. The Committee intends to ensure that base salaries for our Named Executive Officers reflect the skill set and the market value of that skill set and experience as well as the personal performance of the executive. The base salary established for each Named Executive Officer also takes into account his or her particular level of responsibility and is generally targeted at or near the 50th percentile for base salaries for executives in similar positions at our peer group companies, or in similar roles in oilfield service companies as well as at general industry companies with similar revenue to ours.

          Benchmarking with peer companies and industry data indicates that base salaries for executives at Global overall are at or modestly below the median in 2009.
          Base salaries of our Named Executive Officers are reviewed annually, with adjustments made at twelve to sixteen month intervals based on job performance, expansion of duties and responsibilities, and changes in market salary levels. The Committee typically starts its annual base salary review by examining market place compensation changes and trends identified by Towers Watson as well as their analysis of market-median compensation for the Company’s peer group. The Committee also reviews recommendations of Towers Watson and our Chief Executive Officer with respect to each Named Executive Officer. None of the NEOs received a salary increase in 2009. Mr. Clerico, who receives no salary, did receive an additional restricted stock grant when his service as interim Chairmen and CEO was extended beyond the period anticipated when he was appointed to these positions in October 2008.
          In October 2009, the Committee conducted its annual review of executive compensation with the assistance of Towers Watson. Following this review, the Committee elected to postpone consideration of salary adjustments for the Named Executive Officers. In February 2010, the Committee decided not to adjust salaries of any of the NEO’s at that time due to expectations that market conditions would continue to be weak in early 2010 and to manage costs and cash flow. In February 2010, the Committee approved a special grant of Global stock to each of the current NEO’s. These awards were intended to recognize these individuals and facilitate retention of their services to the Company in the future. The Committee believed that management continuity was vital as Global regains positive momentum, economic and market conditions improve and the company seeks to add to its backlog of future work. The Committee also sought to ensure management continuity as Mr. Reed joined the Company as Chief Executive Officer. Special stock awards approved by the Committee effective March 3, 2010 were as follows: Mr. Clerico — 120,000 shares; Mr. Atkinson — 40,000 shares; Mr. Doré — 25,000 shares; and Mr. Borja — 22,000 shares.
          In making this determination, the Committee considered Mr. Clerico’s recommendations in his previous capacity as CEO, current and expected market conditions, and the overall competitive position of the Company’s compensation program.
          Please see the Summary Compensation Table for information regarding the base salary paid to each of the Named Executive Officers.
Short-Term Incentive Compensation — Annual Bonus
          We have established a short-term annual incentive program called the Management Incentive Plan (“MIP”) to motivate and reward Named Executive Officers and other key executives for their contribution to achievement of annual performance goals. Normally, the MIP is used to provide the annual cash incentive element of our executive compensation program.
          In December 2009, the Board of Directors voted to amend the MIP to provide the Committee with full discretion not to pay awards earned under the Plan. The MIP was also amended to provide the Committee with discretion to increase or decrease bonus awards and to further amend the Plan without notice to participants. This action was taken because the terms of the Plan limited the Committee’s flexibility to adjust cash awards to reflect market conditions and unexpected issues impacting the Company.
          Under the MIP, target incentive opportunities, expressed as a percentage of base salary, are established for each participant by the Committee at its February meeting after the annual business plan has been approved by the Board of Directors. In order to achieve the target incentive opportunity for performance-based measures, actual results for the Company during the performance period must at least equal the annual business plan. In the event results exceed the plan, additional incentive compensation will be earned under the MIP. Actual bonus awards under the MIP are determined after the year end by the Committee based on the Company’s financial and stock price performance relative to predetermined performance measures as well as individual performance. Historically, the Committee had the discretion to adjust payouts up or down to any participant by up to 25%, but the total cash paid to any participant may not exceed 400% of his or her target incentive opportunity. In December 2009, the MIP was amended to provide the Committee full discretion to adjust or eliminate awards. The Committee has not made any discretionary payouts to any of the Named Executive Officers in the last three years when Company performance was not sufficient to earn a payout.
          Target Incentive Opportunities. Target incentive opportunities under the MIP are based on job responsibilities, internal equity and peer group data. Generally, target performance pays an amount equal to the target incentive, performance that equals or exceeds the maximum performance level under a particular measure pays 200% of the target incentive and performance in between pays an amount determined linearly. Annually, at its February meeting, the Committee establishes target and maximum performance goals under the MIP for that year. The Committee also establishes threshold performance levels for financial measures that must be met or exceeded for any award to be earned under the MIP based on those goals. The Committee has the discretionary authority to increase or decrease any award earned under the MIP based on its assessment of the Company’s performance results and performance of the participant.
          Performance Measures. Annually, the Committee establishes corporate performance measures for all participants in the MIP including the Named Executive Officers. These measures are based on financial metrics which reflect corporate performance. Goals are set for each performance measure to establish threshold, target and maximum incentive award opportunity. The Committee can elect one or more performance measures and provide different weighting for each measure in order to provide appropriate financial incentives linked to the operating plan and strategic objectives.
          The Committee established EPS and FCF as performance measures for the MIP for 2009, with each measure weighted equally. Target goals for EPS and FCF were generally based upon our operating budget and, if achieved, would result in improved financial performance on a year to year basis, positive cash flow and enhancement of our balance sheet during the performance period. The Committee established performance goals under the MIP based on EPS and FCF to focus management on the need to return to profitability and positive cash flow in the performance period. This decision reflected the significant financial loss and negative cash flow experienced in 2008. The Committee believed that linking incentive compensation to a return to profitability in accordance with the operating plan and related positive free cash flow would be a meaningful incentive to participants to achieve and surpass operating goals in 2009.
          We are not providing quantitative disclosure of the specific performance measures discussed above because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and operational plans. We believe that competitors could use this information in devising strategies to compete more successfully with us.
          Each of our performance measures had threshold, target and maximum performance levels. In setting target opportunities, the Committee sought to ensure that total annual cash compensation was within the middle range of the peer group companies and that a substantial portion of total annual cash compensation was tied to the Company’s performance. Target incentive opportunities ranged from 35% to 100% of base salary for Named Executive Officers during the most recently completed fiscal year. Each MIP participant, including the Named Executive Officers, can earn from 0% to 200% of his target award based on actual performance.
          Performance measures are generally set at amounts that are intended to be realistic and reasonable, but difficult to achieve in light of current industry and economic conditions. Additionally, achievement of awards under the MIP requires strong participant performance.

          There are many factors which affect a participant’s ability to attain our goals, some of which are described in the risk factors of our Annual Report on Form 10-K. For example, our business is substantially dependent on the level of capital expenditures in the oil and gas industry. The capital expenditures of our clients are driven by numerous factors beyond our control and lower capital expenditures adversely affect our results of operations. The economic crisis coupled with performance issues significantly affected our financial results in one year. We also experienced cancellations of projects which reduced demand for our services.
          When established in the first quarter of the 2009, targets for EPS and FCF were seen to be achievable only with significant effort on the part of our executive team. Overall, the EPS and FCF performance goals were intended to be realistic and reasonable but also challenging to drive positive performance. For 2009, our annual reported diluted EPS was $0.64 and our reported FCF was $97.3 million. These results were much improved from the prior year when the Company experienced a financial loss. Despite this positive performance, in anticipation of continued weakness in our markets in 2010, no cash awards were made in 2009 under the MIP. This action was taken based upon management’s recommendation not to make cash bonus awards in order to preserve our financial flexibility as the Company entered a period where operations were expected to be lower than in recent years with strong competitive pressures, reduced profitability and reduced cash flow. All 2009 participants in the MIP, including each of the NEO’s, agreed to waive any bonus earned under the Plan in 2009. This action was taken in order to provide us with additional resources so we can continue to implement our growth strategy despite market weakness. The MIP was subsequently amended to provide the Committee with full discretion to adjust or eliminate awards earned under the MIP.
Short-Term Incentive Compensation In 2010
          In setting targets for 2010, the Committee again sought to ensure that, at target performance levels, total annual compensation would be generally competitive with peer group companies and that a substantial portion of annual compensation is tied to Company financial measures and performance. In establishing performance measures and goals, the Committee considered a number of internal and external factors, including economic and market conditions, capital spending plans by customers and critical strategic issues impacting the Company. Based on current oil and gas prices and economic and market conditions, actual and anticipated bidding activity and project awards in the Company’s markets is expected to be below levels experienced in recent years. This will, in turn, result in increased competition for the reduced volume of available work. In this environment, it is critical that the Company remain profitable in 2010. Moreover, positive cash flows from operations are needed to fund the Company’s routine activities and sustain implementation of long-term strategic growth and capital plans. Despite competitive market conditions and continued weakness in worldwide project activity, it is vital that Global add to its backlog of booked worked as the year progresses. The term “backlog” means construction work we have contracted to perform in the future, signed letters of intent that are not materially qualified or contingent and certain change orders. We report our backlog quarterly.
          Based upon these considerations, the Committee established EPS, FCF and Backlog as performance measures for 2010 with one-third of bonus opportunity based on each measure. Target goals for both the EPS and FCF measures are linked to the Company’s operating budget and will result in profitable performance in 2010, positive cash flow and enhancement of the Company’s balance sheet. The Committee set target goals for both EPS and FCF at levels above the operating plan for 2010 in order to provide management a “stretch objective”. The Committee recognizes that achievement of target performance will be difficult in 2010 but believes the target goals to be attainable if market conditions improve at a faster pace than anticipated and the Company secures project awards commencing earlier in the year. The Committee also elected to establish backlog as of December 31, 2010 as a performance measure for 2010. The addition of backlog as a performance measure was made due to the relatively low level of contracted future projects in place at year-end 2009, the volume of bidding activity and prospective work in the market and the importance to the Company of competing for this work successfully. In order to ensure that the work the Company contracts to perform can be performed profitably, the goal set by the Committee provides discretion to adjust awards based upon achieving a threshold level and then evaluating the timetable, terms and conditions and expected profitability of the projects.
          In order to preserve funds needed for capital investment, the annual bonus for 2010 was made in Global stock with individual bonus opportunities expressed as shares based on Global’s closing market price on February 24, 2010. Since the MIP provides only cash bonus opportunities, annual bonus awards for 2010 were made under the 2005 Stock Incentive Plan. Messrs. Atkinson, Doré and Borja are participants in the 2010 annual incentive. Mr. Reed became eligible for an award under this arrangement when he joined Global as CEO in March 2010. As Chairman, Mr. Clerico is not eligible for 2010 annual incentive award.
          As economic and market conditions improve, the Committee anticipates that annual incentive opportunity and awards will be made under the MIP and be paid in cash to participants.
Long-Term Incentive Compensation — Equity Awards
          We utilize three forms of long-term equity incentives granted under our 2005 Stock Incentive Plan which has been approved by our shareholders — stock options, restricted stock awards (both time-based vesting and performance-based vesting) and performance unit awards. These equity incentive awards foster the long-term perspective necessary to create shareholder value and help ensure that our executives are properly focused on creation of such shareholder value by rewarding financial and stock price performance over multi-year periods. Equity incentive awards also are used for recruiting and retention. Equity awards have traditionally been granted broadly within Global with approximately 240 employees participating as of February 24, 2010.
          In determining the amount and value of grants for executives, including the Named Executive Officers, the Committee’s overall objective was to set combined grant values of all equity-based awards at levels that were competitive within the median range of long-term incentive grants by peer group companies. The Committee’s practice in recent years has been to make annual grants of equity-based awards. Awards are determined based on consideration of market data, internal equity, succession planning, retention and current shareholdings by the individual. In recent years, awards have been granted in a combination of stock options, time-based vesting restricted stock, and performance-vesting restricted stock or performance units. The Committee has no fixed guideline for the allocation among these types of equity awards in order to maintain flexibility in compensation decisions from year to year. However, in 2009-2010, the Committee has shifted the mix of equity-based awards to increase the emphasis on performance awards and decrease the emphasis on stock options and time-based vesting restricted stock awards. In 2008, stock options comprised 40% of equity incentive awards to Named Executive Officers employed at that time by our Company, time-based restricted stock was 30% and the performance award portion averaged 30% of the total grant value. In 2009 and 2010, one hundred (100%) percent of normal long-term incentive grants to NEO’s were performance awards earned over multi-year periods, except with respect to Mr. Clerico and Mr. Borja who received restricted stock grants as described below.
          Stock Options and Time-Based Vesting Restricted Stock Awards. Stock options generally align an executive’s incentives with shareholders’ because options have a value only if our stock price increases from the date of grant. Stock options also have an inherent performance component since it is our performance over an extended period that causes the value of our stock and thus the option to increase. Restricted stock awards that have time-based vesting also align the executive’s incentive with shareholders’ since they create direct share ownership with the intended result of increasing the executive’s focus on shareholder value over the vesting period. In addition, time-based vesting restricted stock awards are a useful recruiting and retention tool.

          We have generally granted stock options at prices equal to the market value (as defined in the plan) of the underlying stock on the effective date of grant and generally provide for vesting in equal portions on the first, second and third anniversaries of the date of grant. Time-based vesting restricted stock awards granted generally provide for cliff vesting on the third anniversary of the date of grant. In 2009, no stock options were granted to the Named Executive Officers. Messrs. Clerico and Borja received restricted stock awards as described below.
          For a description of our policies and procedures for the granting of stock options, see “Compensation Policies — Equity Awards” below.
          Performance-Based Awards. Performance awards promote share ownership and alignment with shareholder interests by providing employees, including Named Executive Officers, with shares of Company common stock if certain performance measures are achieved over a multi-year period. These awards tie reward of our Named Executive Officers to the achievement of certain levels of financial and stock price performance. Our performance unit awards are paid in shares of our common stock, based on performance over an identified performance period. For the last several years, our approach has been to award new grants of performance unit awards annually resulting in a series of staggered three-year performance cycles. This three-year rolling cycle approach is intended to balance the retention and motivation power of these awards with the cyclicality inherent in our business on actual payouts over time. The goals established for these awards are intended to stress that our Named Executive Officers’ managerial focus should be on having a line of sight between Global’s and their personal business goals. Performance units awarded and the measurement criteria are set annually for a prescribed performance period.
Long-Term Equity Incentive Awards in 2007 & 2008
          In 2007 and 2008, the Committee awarded equity-based awards at levels that were competitive within the median range of long-term incentive grants by peer group companies. On average, our Named Executive Officers received equity awards comprised of 40% stock options, 30% time-based restricted stock and 30% performance awards. In making its determination as to the mix of equity awards, the Committee reviewed available peer group data which indicated a competitive trend toward use of mixed equity awards, including a combination of stock options, time—based restricted units and performance-based share awards earned over multi-year cycles.
          Performance unit awards granted in 2007 and 2008 may be earned based on the following criteria during a three year cycle commencing in January of the first year and ending December 31st of the final year of the performance cycle.

Performance Measure	Criteria	Weight
Net Operating Profit After Tax Return on Capital (“NOPAT ROC”)	• Defined as cumulative net operating profit after tax over a three-year period, divided by shareholders’ equity plus long-term debt for the three-year period.	50% of total

• Established based on a review of the business plan, actual costs of capital, and forecasted results for the upcoming three years considering the current business climate.

Total Shareholder Return (“TSR”) vs. OSX	• This performance measure measures performance over a three year period.	50% of total

We calculate TSR by comparing our stock price on the first day of the performance period (January 1 of year one) to our stock price on the final day of the

Performance Measure	Criteria	Weight

     performance period (December 31 of year three). We then compare our return to shareholders to a similar measure of return to shareholders of the same performance period to other participants in the Philadelphia Oil Service Sector Index (“OSX”) index.

•   In order to earn a target award, over the three-year cycle, we must rank at the 50th percentile, (i.e., in the top half) versus the other companies in the OSX index, and we must achieve 75th, (i.e., in the top quartile) percentile ranking or better over the performance cycle in order to earn a maximum award. To earn a threshold award, we must rank at or above the 25th percentile.

          The performance criteria for performance awards has been set by the Committee at levels which at target would require sustained performance at expected levels but which would require significantly improved multi-year performance for payouts in excess of target levels. At least annually, the Committee receives an evaluation of the likelihood of achievement of various performance measures under the outstanding performance awards.
          We are not providing quantitative disclosure of the specific Net Operating Profit After Tax Return on Capital (“NOPAT ROC”) for performance-based equity awards issued in either 2007 or 2008 because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and operational plans. We believe that competitors can use this information and devise strategies to compete more successfully with us.
          The NOPAT ROC goal in each performance period is comprised of threshold, target and maximum performance levels. The performance goals are generally set amounts that intended to be realistic, reasonable and attainable but difficult to achieve in light of current industry and economic conditions. The goal in setting the awards was to provide strong incentive to attain performance at the target level or beyond and provide the executive with an incentive to remain employed by the Company during the performance period.
          There are many factors which affect a participant’s ability to attain our goals, some of which are described in the risk factors of our Annual Report on Form 10-K. For example, our business is substantially dependent on the level of capital expenditures in the oil and gas industry. The capital expenditures of our clients are driven by numerous factors beyond our control, and lower capital expenditures adversely affect our results and operations.
          At its meeting in February 2010, the Committee reviewed the result of the performance cycle running from January 1, 2007 to December 31, 2009. During the performance cycle, NOPAT ROC and total shareholder return as compared to our peers (TSR vs. OSX) were below the threshold level set at the 25th percentile. Under the goals established by the Committee results for the 2007-2009 cycle were below the threshold level and no shares were earned by any participants, including two (2) of the Named Executive Officers. The Committee also reviewed performance for the cycle beginning in January 2008. Based on results in 2008 and 2009, it is not likely that any awards for 2008-2010 cycle will be earned by participants.

Long-Term Equity Incentive Awards in 2009
          In considering 2009 equity awards to management, the Committee considered a number of factors. Recessionary economic conditions, weakness in the oil and gas markets and poor financial results resulted in a significant reduction in the price of the Company’s common stock in 2008. In early 2009, economic and market conditions continued to deteriorate and the timetable for economic recovery remains uncertain. Capital spending by international and national oil companies was expected to be reduced in 2009. These factors have made it difficult to forecast project activity beyond the next six to twelve months. As a result, the Committee concluded that development of long-term financial goals was not practical at the time.
          The Committee also considered the need for equity awards to provide appropriate and competitive financial incentives to management. Outstanding equity awards were of reduced value due to the decline in the price of our common stock in 2008. In addition, the two outstanding cycles of performance-based shares were unlikely to result in any earned awards. In these circumstances, the Committee considered it prudent to make equity awards in 2009 that provided recipients a strong incentive to improve financial performance and remain with the Company in their key roles. This was accomplished with an equity award that was comprised 100% of performance-based awards. In order to stress the goal of returning the Company to profitability, performance goals were based on Earnings per Share (EPS) in 2009 and 2010. No shares will be earned if the Company is not profitable. The 2009 equity award had two (2) components. Some performance-unit awards will be earned based on results in 2009 (40%) with the remainder (60%) based on cumulative results for 2009 and 2010. Based upon 2009 EPS, recipients of performance-based awards earned shares at 77.4% of the maximum level for the one-year (2009) performance cycle. This includes all the NEO’s except for Mr. Clerico who did not participate in the program. These shares are subject to forfeiture should the participant leave the Company prior to February 15, 2011. Additional shares may be earned depending upon cumulative EPS during the 2009-2010 performance cycle. Each of the NEO’s, with the exception of Mr. Clerico, participated in the 2009 long-term equity award program. Upon his resignation from Global, Mr. Levos forfeited all of his performance share awards.
Long-Term Equity Incentive Awards in 2010
          In developing 2010 equity awards to executive management, the Committee considered a number of internal and external factors. Although economic conditions stabilized during the course of 2009, we continued to see a slowdown in the worldwide oil and gas markets served by the Company. In addition, the timetable for broader economic recovery remains uncertain and capital spending by international oil companies continues to be lower than experienced in recent years. Competition for available projects has intensified resulting in expectations that project activity in the near-term will continue to be below recent levels. At the same time, bidding activity for projects commencing in 2011 and beyond is increasingly indicating that conditions will improve over the next several years.
          Based on those economic conditions, the Committee decided that equity awards in 2010 would consist entirely of performance-based share awards. The goal was to provide significant incentive to remain profitable and improve financial performance as market conditions strengthen. The 2010 equity awards can be earned by achieving goals based on EPS in 2010 and 2011. No shares will be earned if Global is not profitable during this period.
          We are not providing quantitative disclosure of the specific EPS goals for performance-based equity awards issued in either 2009 or 2010 because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and operational plans. We believe that competitors can use this information and devise strategies to compete more successfully with us.
          The EPS goal in each performance period is comprised of threshold, target and maximum performance levels. The performance goals are generally set amounts that intended to be realistic, reasonable and attainable but difficult to achieve in light of current industry and economic conditions.

The goal in setting the awards was to provide strong incentive to attain performance at the target level or beyond and provide the executive with an incentive to remain employed by the Company during the performance period.
          There are many factors which affect a participant’s ability to attain our goals, some of which are described in the risk factors of our Annual Report on Form 10-K. For example, our business is substantially dependent on the level of capital expenditures in the oil and gas industry. The capital expenditures of our clients are driven by numerous factors beyond our control, and lower capital expenditures adversely affect our results and operations.
          All current members of the Company’s executive management received a grant of performance share units in February 2010 except Mr. Clerico. As Chairman, Mr. Clerico’s compensation is in restricted shares. Mr. Reed received a grant of 2010 performance share units when he joined the Company as CEO on March 2, 2010.
Individual Compensation Arrangements
          On occasion, the Committee establishes compensation arrangements with executives which differ from normal policy and practice. This occurs when special circumstances exist and we conclude variations from policy are needed to attract, retain and motivate executives with critical skills or experience. At present, we have arrangements in place with several executives, as described below.
          Effective October 16, 2008, Mr. BK Chin resigned as Chairman of the Board and Chief Executive Officer of our Company. He was replaced on an interim basis by Mr. Clerico who was then a member of our Board. In connection with his appointment as Chairman of the Board and Chief Executive Officer, Mr. Clerico was awarded a restricted stock grant of 143,885 shares of the Company’s common stock (valued at $600,000 based upon the closing price of the common stock on October 17, 2008). Mr. Clerico did not receive any base salary as Chairman and Chief Executive Officer. In June 2009, the Committee awarded Mr. Clerico an additional 50,000 restricted shares in consideration of his willingness to continue in his position as Chairman & Chief Executive Officer until June 30, 2010. Fifty (50%) percent of these shares vested on February 15, 2010 with restrictions lapsing on the balance on June 30, 2010. So long as Mr. Clerico serves as Chairman, he will forego his regular non-employee director compensation. In determining to provide Mr. Clerico’s compensation solely in stock, the Committee’s goal was to directly link his financial interest with those of the shareholders and provide a strong financial incentive to increase shareholder value.
          Effective March 2, 2010, John B. Reed joined Global as Chief Executive Officer. Mr. Clerico continued in his role as Chairman of the Board of Directors to ensure a smooth and orderly management transition. Previously, Mr. Clerico held both the Chairman of the Board and Chief Executive Officer roles. Mr. Reed joins Global with significant industry experience and knowledge but is unfamiliar with our capabilities, resources, personnel, strategic goals and operating plans. In order to provide Mr. Reed with the opportunity to gain such knowledge quickly, the Board of Directors requested Mr. Clerico to remain actively engaged in management activities through a transition period and continue to serve as Chairman of the Board of Directors. In consideration of his willingness to remain as Chairman of the Board, Mr. Clerico was granted 50,000 restricted shares of common stock on February 24, 2010 with fifty (50%) percent vesting on September 30, 2010 and the balance vesting on January 15, 2011 assuming he continues to serve as Chairman of the Board on September 30, 2010. Mr. Clerico has a change-in-control agreement with the Company which will expire when he relinquishes his position as Chairman of the Board.
          In establishing compensation for Mr. Reed, the Committee consulted with Towers Watson and provided an arrangement in keeping with the Company’s normal practices. Mr. Reed’s base annual salary is $750,000 which approximated the 50th percentile of the Oilfield Services Survey conducted by Towers Watson. His target bonus opportunity is one hundred (100%) percent of his base salary with award opportunity ranging from 0-200% of the target based upon achievement of performance goals and personal performance. The goals assigned to Mr. Reed for 2010 are the same as for the Company’s other executive officers. In addition, Mr. Reed was awarded a target of 200,000 performance share units which can be earned based upon achievement of performance goals established by the Committee based on cumulative EPS during the 2010-2011 performance period. The performance goals set for Mr. Reed are the same as those for other participants in the 2010 performance share unit program. Mr. Reed also received employment incentives which included 150,000 stock options at the closing price of Global’s common stock on the date he joined the Company. These stock options will vest in equal amounts on the first, second and third anniversary of his employment. Mr. Reed also received 200,000 restricted stock shares which will vest fifty (50%) percent on the third anniversary of his employment and with the balance vesting on the fifth anniversary of his employment with the Company. Mr. Reed is eligible for a severance payment equal to his base annual salary if he is terminated without cause or resigns from the Company with the mutual agreement of the Board of Directors. If such termination occurs more than one year after he commenced employment with Global, forfeiture restrictions on the 200,000 restricted shares he received upon joining the Company will lapse and vesting of 150,000 stock options will accelerate and be available for exercise for a period of one year. In addition, Mr. Reed has a change-in-control agreement with the Company. Additional details on Mr. Reed’s change-in-control agreement and eligibility for severance are discussed in the Potential Payments Upon Termination or Change-In-Control section presented later in this document.
          Mr. Borja rejoined the Company as Senior Vice President, Global Marketing & Strategy on January 1, 2009. He had previously served the Company as Vice President, Latin America until his resignation in mid-2008. In recruiting Mr. Borja back to the Company, management recognized the need to secure new projects and improve operating performance in Latin American markets. During his prior employment with us, Mr. Borja had developed strong customer relationships in the region and demonstrated the ability to secure new projects in a competitive market which were completed successfully and with solid financial results. After his resignation, our results in Latin America were not as positive particularly with securing new project awards. Due to Mr. Borja’s experience leading the Company’s operations in this region, management believed he had critical capabilities which would facilitate our efforts to secure new projects in Latin America and perform the work successfully. As he rejoined Global, Mr. Borja was also assigned responsibilities to develop and implement the Company’s worldwide marketing and strategy programs that support the Company’s growth initiatives and expansion into new markets. Because of his record of achieving growth and leading profitable operations, Mr. Borja was provided with special compensation arrangements including a base salary of $300,000, payments in lieu of normal allowances and benefits in Mexico and certain executive perquisites. In keeping with his prior arrangements, Mr. Borja was provided with tax protections on company income in Mexico. Mr. Borja also received a grant of 35,000 restricted stock shares vesting three years after he rejoined the Company. These shares were intended to replace stock awards forfeited upon his resignation. He also received grants of performance share units in both 2009 and 2010.
Benefits and Perquisites
          The Named Executive Officers are eligible for the same benefits as all U.S. based employees including medical, dental and vision coverage, disability insurance and basic life insurance as well as some additional supplemental benefits. Mr. Clerico has waived participation in any Company-sponsored benefit plan. A portion of the costs of benefits are borne by the employee. Supplemental benefits include supplemental medical, dental, vision and life insurance. These supplemental benefits are provided to ensure the health and well-being of the Named Executive Officers. In addition, we provide perquisites that directly promote our business objectives to executives to assist in their roles and responsibilities and include auto allowances and club memberships, which are available on a limited basis. As an employee in Mexico, Mr. Borja also received payments in lieu of normal benefits, premiums and allowance in that Country. See the Summary Compensation Table for further information on perquisites provided to the Named Executive Officers.

Post—Employment Compensation; Employment and Severance Agreements
Retirement Plans
          Except for participation in our 401(k) savings plan, which is available to substantially all domestic employees, we do not currently provide any retirement or pension plan for employees or executive officers. The Company’s 401(k) plan allows participants to save for retirement on a tax-advantaged basis and to direct their savings to a variety of investment vehicles. All of the Company’s peers and virtually all general industry companies sponsor similar 401(k) savings plans. By offering such a plan, the Company increases its ability to attract and maintain management and executive talent.
Employment and Severance Agreements
          Effective September 16, 2006, the Company entered into an employment agreement with Mr. BK Chin in connection with his becoming the Company’s Chief Executive Officer. On October 16, 2008, Mr. Chin resigned from his positions as Chairman of the Board of Directors and Chief Executive Officer of the Company.
          In connection with Mr. Chin’s resignation, the Company entered into a Resignation and Release Agreement with Mr. Chin dated October 16, 2008 (the “Resignation Agreement”). In addition to termination benefits provided in his employment agreement, Mr. Chin received additional consideration pursuant to a Resignation & Release Agreement. These additional benefits included: 1) accelerated vesting of 80,334 stock options which would otherwise have been forfeited; 2) the right to exercise all stock options over the remaining term of the option award instead of one year from termination; 3) the lapse of forfeiture restrictions on 188,334 restricted stock shares which would otherwise have been forfeited; 4) the right to earn up to 150,000 shares of our common stock, if earned, at the end of the relevant performance cycle rather than the pro-rata opportunity to earn a maximum of 64,164 shares; 5) a cash payment of $140,000 in lieu of participation by Mr. Chin and his dependents in our medical plan for two (2) years; and 6) a six-month consulting agreement with compensation to Mr. Chin at the same monthly base rate ($59,585) as when he was actively employed.
          By providing these additional benefits, we finalized a negotiated settlement of all potential claims by Mr. Chin so we could effect an orderly management transition with minimal disruption of business activities. At the time, the Company was experiencing significant operational issues on two major international projects and a decline in contract awards for, and backlog of, new projects. Addressing these issues and implementing associated cost-reduction initiatives required the full attention of management for an extended period. The Resignation & Release Agreement with Mr. Chin allowed management to focus on these issues and ensured Mr. Chin’s availability and cooperation during the transition period.
          We also have an employment agreement in place with Mr. Atkinson. This agreement includes severance provisions that would apply to certain types of termination outside of a change-in-control. In addition, each of our other Named Executive Officers is a party to a Change-In-Control Agreement that provides for certain payments upon ceasing to be employed by the Company after a change-in-control. These severance provisions are discussed in more detail in the Separation and Change-In-Control table presented in this Proxy Statement and the accompanying narrative disclosures.
          In our experience, change-in-control agreements for Named Executive Officers are common among our peer group, and our Board and Committee believe that providing these agreements to our Named Executive Officers would protect shareholders’ interests in the event of a change-in-control by helping to assure management continuity. Please review the Separation and Change-in-Control table presented in this Proxy Statement and the accompanying narrative disclosures for more information regarding the change-in-control agreements with our Named Executive Officers as well as other plans and arrangements that have trigger mechanisms that relate to a change-in-control. Although there are some differences in benefit levels depending on the executive’s job level and seniority, the basic elements of the severance provisions of the employment agreement and the change-in-control agreements that we have entered into with our current executives, including the Named Executive Officers other than Mr. Clerico, are comparable:
          Double trigger. Unlike “single trigger” plans that pay out immediately upon a change-in-control, our agreements require a “double trigger” — a change-in-control followed by an involuntary loss of employment within two years following the change-in-control. The only exceptions relate to equity awards which will vest immediately upon a change-in-control. Performance unit awards would be paid upon a change-in-control at the target payout level. The Committee believes this payment is appropriate because of the difficulties in converting our performance goals and targets into an award based on the surviving Company’s goals and targets.
          Covered terminations. Executives are eligible for payments if, within two years of the change-in-control, their employment is terminated (i) without cause by the surviving company or (ii) for good reason by the employee, each as is defined in the agreement.
          Severance payment. Eligible terminated executives would receive a severance ranging from one to three times base salary plus short-term cash incentive (with the cash incentive established as the higher of the then-current year’s target level or the last short-term incentive amount paid prior to the change-in-control).
          Benefit continuation. Basic employee benefits such as health, life and disability insurance would be continued for up to two years following termination of employment.
          Outside of the specific employment agreement or a change-in-control agreement, our Named Executive Officers are not due any benefits upon death or disability that are not generally available to all employees.
          In the case of termination for cause, none of our Named Executive Officers is due any compensation beyond salary that has already been earned through the date of termination.
Stock Ownership Guidelines
          In 2000, the Committee implemented share ownership guidelines for all executives. These ownership guidelines require that they hold a number of shares of our common stock with a market value equal to a multiple of their base salary. The objective of having a minimum ownership guideline is to align the executive’s focus to the shareholders’ interests. The minimum ownership level varies depending on position and is set at a level that is intended to be a significant value relative to the executive’s compensation level to ensure that the executive’s interest is in alignment with the shareholder. The Chief Executive Officer is required to maintain stock with a value of five times his base salary; the President, Chief Financial Officer and any Chief Administrative or Operating Officer are required to maintain common stock with a value of three times his or her base salary; other executives are required to maintain stock with a value equal to one times his or her base salary. Executives are entitled to include the value of non-vested restricted stock in the calculation. There is a transition period of five (5) years during which new executives are allowed time to achieve the proper ownership guideline.
Each Named Executive Officer was in compliance with the ownership guidelines at the end of 2007. Due to the significant decline in the value of the Company’s common stock in 2008, the Committee elected to waive compliance for the Named Executive Officers in 2008 due to the inability of these officers to make open-market purchases of the Company’s common stock due to their possession of material non-public information.

          Following an increase in the value of Global stock during 2009, each of the NEO’s subject to the Guidelines was in compliance at year-end except for Mr. Atkinson. Since Mr. Atkinson continued to own a substantial number of Global shares, the Committee elected to waive compliance with the Guidelines for him in 2009. Each Named Executive Officer and all other officers were also in compliance with policies requiring advance approval of all transactions involving the sale or purchase of the Company’s common stock by them or by their immediate family members. This policy also prohibits the Named Executive Officers, other officers, and their immediate family members from engaging in or benefiting from other types of transactions involving the Company’s common stock such as puts, calls, and the sale or purchase of market options.
Compensation Policies
Equity Awards
          We generally grant long-term incentive awards using the last reported sales price on the NASDAQ Global Select Market on the effective date of the grant. We do not time the granting of equity awards to coincide with the release of material non-public information or any other special events but generally grant options to Named Executive Officers only on an annual grant date. Off-cycle grants may be made to executives as they are hired or in connection with promotions. Our equity awards are granted as of the actual date of grant or on a subsequent fixed date, in each case with all required approvals under the plan obtained in advance of or on the actual grant date. All grants to Named Executive Officers require approval of the Committee. Our insider trading policy prohibits the Named Executive Officers from trading in derivative securities of our stock.
Executive Compensation Recovery Policy
          The Board has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, we may recover incentive compensation (cash or equity) that was based on achievement of financial results that were substantially the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. Under this policy, when the Board determines in its sole discretion that recovery of compensation was appropriate, the Company may require reimbursement of all or any portion of any cash bonus or performance award to the fullest extent permitted by law.
Deductibility of Compensation
          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the Company’s highest paid executive officers; however, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met.
          In general, the Compensation Committee has structured awards to executive officers under the Company’s incentive programs to qualify for this exemption. However, the Compensation Committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          James L. Payne, Richard A. Pattarozzi and Lawrence R. Dickerson served on the Compensation Committee in 2009. None of the directors on the Compensation Committee in 2009 served as one of our officers or employees. During 2009, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board or Compensation Committee.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
          The table below summarizes compensation earned by each of the Named Executive Officers for the years ended December 31, 2009, 2008 and 2007.

							Non-Equity
				Stock		Option	Incentive Plan	All Other
Name and		Salary	Bonus(3)	Awards(4)		Awards(4)	Compensation(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)		($)	($)	($)	($)

John A. Clerico(1)	2009	—	—	322,500		—	—	66,380	388,880
Chairman of the Board & Chief Executive Officer	2008	—	—	600,000		—	—	247,092	847,092

Jeffrey B. Levos(2)	2009	275,000	—	123,300	(7)	—	—	33,671	431,971
Senior Vice President & Chief Financial Officer	2008	164,647	—	279,572	(7)	138,155	—	23,045	605,419

Peter S. Atkinson	2009	410,000	—	150,700	(8)	—	—	43,791	604,491
President	2008	410,000	—	535,125	(8)	435,880	—	45,290	1,426,295
	2007	390,400	—	409,800	(8)	294,464	276,981	31,468	1,403,113

James J. Doré	2009	327,000	—	105,490	(9)	—	—	32,104	464,594
Senior Vice President, North America Diving & Subsea Services	2008	327,000	—	160,538	(9)	108,970	—	35,797	632,305
	2007	315,400	—	191,240	(9)	132,509	208,000	26,068	873,217

Eduardo Borja	2009	300,000	—	227,640	(10)	—	—	226,971	754,611
Senior Vice President, Global Marketing & Strategy

(1)	Mr. Clerico is a director of the Company and has served in such capacity since 2006. Effective October 16, 2008, he was elected Chairman of the Board and Chief Executive Officer. In this capacity, Mr. Clerico does not receive a base salary and his regular compensation consists solely of restricted stock awards. He received 143,885 shares valued at $600,000 based on the closing price of our common stock on October 17, 2008 at the time he was appointed Chairman and Chief Executive Officer. These shares vested in equal increments on January 15, April 15, July 15 and October 14, 2009. On June 15, 2009, Mr. Clerico received another restricted stock award of 50,000 shares vesting 50% on February 15, 2010 and 50% on June 30, 2010. Mr. Clerico relinquished his position as Chief Executive Officer effective March 2, 2010. He was awarded an additional 50,000 restricted shares in consideration of his continued service as Chairman. These shares vest 50% on September 30, 2010 and 50% on January 15, 2011 provided Mr. Clerico continues to serve as Chairman on September 30, 2010. Prior to his appointment as Chief Executive Officer, Mr. Clerico received director stock compensation pursuant to the Non-Employee Director Compensation described on page 14. In 2008, this consisted of cash compensation in the amount of $32,500 and grants of restricted stock, all of which is included in “All Other Compensation.” The grant date fair value of stock awards issued to Mr. Clerico as director compensation on May 14, 2008 was $192,400. Mr. Clerico received a special stock award of 120,000 shares effective March 3, 2010.

(2)	Mr. Levos joined the Company in May 2008. He stepped down as Chief Financial Officer effective November 15, 2009 and terminated his employment effective February 15, 2010. All of his unvested equity awards were forfeited on that date.

(3)	We do not generally pay discretionary cash bonuses to executive officers, except pursuant to our Management Incentive Plan (“MIP”) payments, which are shown under the column heading “Non-Equity Incentive Plan Compensation.”

(4)	The amounts shown represent aggregate grant date fair value of awards, pursuant to ASC Topic 718. Performance unit awards are valued at the grant date based upon achieving target goals. These amounts do not necessarily reflect the value which will ultimately be realized by Named Executive Officers due to vesting requirements, changes in market conditions, and other potential differences between the assumptions used for ASC Topic 718 valuations and actual events.

(5)	The amounts shown represent amounts earned for the year indicated pursuant to our MIP, which provides for annual cash payments. No amounts were earned under the MIP in 2008. In December 2009, all participants waived their rights to any awards under the MIP. Consequently, no awards were earned or paid under the MIP for 2009. See the Grants of Plan-Based Awards table for additional information.

(6)	Please see the tables and notes on subsequent pages for an explanation of the amounts shown for All Other Compensation.

(7)	If maximum goals are achieved, these amounts would be $382,344 and $246,600 for 2008 and 2009, respectively.

(8)	If maximum goals are achieved, these amounts would be $624,000, $750,750 and $301,400 for 2007, 2008 and 2009, respectively.

(9)	If maximum goals are achieved, these amounts would be $291,200, $225,225 and $210,980 for 2007, 2008 and 2009, respectively.

(10)	If maximum goals are achieved, this amount would be $333,130.

ALL OTHER COMPENSATION
          The table below sets forth the amount of all other compensation earned by each of the Named Executive Officers for the years ended December 31, 2009, 2008 and 2007.

			Allocation						Total of All
			of 401(k)	Energy				Consulting	Other
		401(k) Match (1)	Forfeitures(1)	Allowance(2)	Perquisites(3)	Other Payments		Fees	Compensation
Name	Year	($)	($)	($)	($)	($)		($)	($)

John A. Clerico	2009	—	—	—	66,380	—		—	66,380
	2008	—	—	—	22,192	224,900	(4)	—	247,092

Jeffrey B. Levos	2009	14,700	—	—	18,971	—		—	33,671
	2008	9,854	—	—	13,191	—		—	23,045

Peter S. Atkinson	2009	14,700	—	—	29,091	—		—	43,791
	2008	13,800	76	—	31,414	—		—	45,290
	2007	6,750	416	800	23,502	—		—	31,468

James J. Doré	2009	14,700	—	—	17,404	—		—	32,104
	2008	13,800	76	—	21,921	—		—	35,797
	2007	6,750	416	800	18,102	—		—	26,068

Eduardo Borja	2009	—	—	—	86,872	113,099	(5)	27,000 (6)	226,971

(1)	The amounts shown as 401(k) Match and Allocation of 401(k) Forfeitures represent the benefits received pursuant to our 401(k) plan, which is available to all domestic employees.

(2)	The amounts shown represent a cash benefit which was available to all employees within the area affected by Hurricane Rita. The Energy Allowance ceased in September 2007.

(3)	Please see the following table and discussion for a description of the amounts shown for Perquisites.

(4)	Represents compensation to Mr. Clerico as director pursuant to our Non-Employee Director Compensation Policy prior to his appointment as Chairman of the Board and Chief Executive Officer, which was effective October 16, 2008. Such amount is described in footnote (1) to the Summary Compensation Table.

(5)	The amount represents taxes paid in Mexico on behalf of Mr. Borja.

(6)	Consulting fees to Mr. Borja are for services as a member of our Latin American Advisory Board.

PERQUISITES
          The table below sets forth the amount of perquisites earned by each of the Named Executive Officers for the years ended December 31, 2009, 2008 and 2007.

			Group							Total
			Term						Personal Use	Amount
		Auto	Life			Co Paid		Physical	of Corporate	of
		Allowance(1)	Insurance(2)	Misc Other	Exec-U-Care(4)	Ins	Club Dues	Exam	Aircraft(5)	Perquisites
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)	($)
John A. Clerico	2009	—	—	—	—		—	6,814	59,566	66,380
	2008	—	—	—	—		—	—	22,192	22,192

Jeffrey B. Levos	2009	9,000	585	—	6,328	3,058	—	—	—	18,971
	2008	5,388	293	—	4,181	1,529	—	1,800	—	13,191

Peter S. Atkinson	2009	9,000	3,564	—	5,003	3,502	6,722	1,300	—	29,091
	2008	9,000	3,564	—	8,266	3,502	5,782	1,300	—	31,414
	2007	9,000	3,564	—	2,116	3,502	5,320	—	—	23,502

James J. Doré	2009	9,000	2,322	—	2,580	3,502	—	—	—	17,404
	2008	9,000	1,242	—	6,877	3,502	—	1,300	—	21,921
	2007	9,000	1,242	—	1,606	3,502	2,752	—	—	18,102

Eduardo Borja	2009	29,728	—	51,000 (3)	—	476	1,722	3,946	—	86,872

(1)	The amount shown represents a monthly cash benefit, except for Mr. Borja who is provided a car and driver for business use in Mexico City for reasons of safety and security.

(2)	The amount shown represents the cost of life insurance benefits provided to Named Executive Officers. Although group term life insurance benefits are provided to all employees, Named Executive Officers are entitled to enhanced coverage. The entire cost of life insurance benefits for Named Executive Officers is shown as a perquisite because it was not practicable to calculate incremental value of the enhanced coverage afforded to Named Executive Officers.

(3)	The amount shown for Mr. Borja represents monthly benefits to Mr. Borja for uplifts, allowances, vacation premiums and savings plans in Mexico.

(4)	The amounts shown represent supplemental medical benefits provided to executives, including regular medical examinations and reimbursement for “out-of-pocket” medical expenses.

(5)	The amount shown for Personal Use of Corporate Aircraft is our estimated incremental cost of Mr. Clerico’s personal use of the corporate aircraft. This amount was estimated using the variable aircraft costs and the proportion of Mr. Clerico’s personal miles to the total Company miles traveled in the corporate aircraft.
SALARY AND CASH BONUS IN PROPORTION TO TOTAL COMPENSATION
          The following table sets forth the percentage of each Named Executive Officer’s 2009 total compensation that we paid in the form of base salary and annual cash bonus.

Percentage of
Total
Name	Compensation
John A. Clerico	0%
Jeffrey B. Levos	64%
Peter S. Atkinson	68%
James J. Doré	70%
Eduardo Borja	40%

GRANTS OF PLAN-BASED AWARDS TABLE
for the year ended December 31, 2009

									All Other	Grant
									Stock	Date Fair
									Awards:	Value of
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Stock &
		Date of	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Option
	Grant	Board	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	Units (3)(#)	($)
John A. Clerico			300,000	600,000	1,200,000
	06/16/09	6/12/09							50,000	322,500

Jeffrey B. Levos(4)			63,750	127,500	255,000
	02/23/09	02/17/09				10,000	20,000	40,000		54,800
	02/23/09	02/17/09				12,500	25,000	50,000		68,500

Peter S. Atkinson			123,000	246,000	492,000
	02/23/09	02/17/09				12,500	25,000	50,000		68,500
	02/23/09	02/17/09				15,000	30,000	60,000		82,200

James J. Doré			81,750	163,500	327,000
	02/23/09	02/17/09				8,750	17,500	35,000		47,950
	02/23/09	02/17/09				10,500	21,000	42,000		57,540

Eduardo Borja			52,500	105,000	210,000
	01/01/09 (5)								35,000	122,150
	02/23/09	02/17/09				8,750	17,500	35,000		47,950
	02/23/09	02/17/09				10,500	21,000	42,000		57,540

(1)	Potential award under our Management Incentive Plan (“MIP”). All participants waived their rights to any award under the MIP prior to December 31, 2009. Consequently, no awards were earned or paid for 2009 under the MIP.

(2)	Amounts shown represent grants of performance units awarded under our 2005 Stock Incentive Plan.

(3)	Amounts shown represent grants of restricted stock awarded under our 2005 Stock Incentive Plan.

(4)	Mr. Levos stepped down as Chief Financial Officer effective November 15, 2009. Amounts shown were forfeited as of the date of his resignation effective February 15, 2010.

(5)	This grant was awarded under our 2005 Stock Incentive Plan prior to Mr. Borja becoming a named executive officer or Section 16 officer and approved by our chief executive officer under the authority delegated to him by the Compensation Committee and in our 2005 Stock Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
          The table below sets forth the unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer that were outstanding as of December 31, 2009.

						Stock Awards
									Equity Incentive Plan Awards:
									Unearned Shares, Units or
	Option Awards					Shares or Units of Stock			Other Rights That Have
	Number of Securities			Option		That Have Not Vested			Not Vested
	Underlying Options			Exercise	Expiration			Market			Market or
Name	Exercisable	Unexercisable		Price	Date	Number		Value	Number		Payout Value

	(#)	(#)		($)		(#)		($)	(#)		($)

John A. Clerico						50,000	(15)	356,500

Jeffrey B. Levos	5,000	10,000	(7)	17.68	05/27/18	10,000	(8)	71,300	17,222	(9)	122,793
									40,000	(11)	285,200
									50,000	(12)	356,500

Peter S. Atkinson	9,356			10.69	02/17/10	15,000	(2)	106,950	30,000	(3)	213,900
	10,527			9.50	08/07/11	15,000	(5)	106,950	30,000	(6)	213,900
	12,048			8.30	02/20/12				50,000	(13)	356,500
	50,644			10.69	02/17/10				60,000	(14)	427,800
	51,473			9.50	08/07/11
	85,952			8.30	02/20/12
	47,600			12.38	01/03/16
	26,666	13,334	(1)	13.04	01/02/17
	13,333	26,667	(4)	21.30	01/02/18

James J. Doré	36,325			10.69	02/17/10	7,000	(2)	49,910	14,000	(3)	99,820
	7,526			9.50	08/07/11	4,500	(5)	32,085	9,000	(6)	64,170
	12,181			8.30	02/20/12				35,000	(13)	249,550
	3,675			10.69	02/17/10				42,000	(14)	299,460
	22,474			9.50	08/07/11
	22,819			8.30	02/20/12
	40,000			12.38	01/03/16
	12,000	6,000	(1)	13.04	01/02/17
	3,333	6,667	(4)	21.30	01/02/18

Eduardo Borja	6,800			12.38	01/03/16	35,000	(10)	249,550	35,000	(13)	249,550
	6,666	3,334	(1)	13.04	01/02/17				42,000	(14)	299,460
	2,333	4,667	(4)	21.30	01/02/18

	Grant Date	Vesting Term

(1)	01-02-07	Options vest 33.3% on the first, second, and third anniversaries of the grant date
(2)	01-02-07	Restricted stock vests 100% on the third anniversary of the grant date
(3)	03-08-07	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2007-2009 performance period are met. In February 2010, it was determined that the performance criteria were not met and therefore no shares of common stock were earned.
(4)	01-02-08	Options vest 33.3% on the first, second, and third anniversaries of the grant date
(5)	01-02-08	Restricted stock vests 100% on the third anniversary of the grant date
(6)	02-19-08	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2008-2010 performance period are met.
(7)	05-27-08	Options vest 33.3% on the first, second, and third anniversaries of the grant date. Mr. Levos stepped down as Chief Financial Officer effective November 15, 2009 and forfeited this award the date of his resignation effective February 15, 2010.
(8)	05-27-08	Restricted stock vests 100% on the third anniversary of the grant date. Mr. Levos stepped down as Chief Financial Officer effective November 15, 2009 and forfeited this award the date of his resignation effective February 15, 2010.
(9)	05-27-08	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2008-2010 performance period are met. Mr. Levos stepped down as Chief Financial Officer effective November 15, 2009 and forfeited this award the date of his resignation effective February 15, 2010.
(10)	01-01-09	Restricted stock vests 100% on the third anniversary of the grant date
(11)	02-23-09	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2009 performance period are met. In February 2010, it was determined that the performance criteria were not met and therefore no shares of common stock were earned.
(12)	02-23-09	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2009-2010 performance period are met. Mr. Levos stepped down as Chief Financial Officer effective November 15, 2009 and forfeited this award the date of his resignation effective February 15, 2010.
(13)	02-23-09	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2009 performance period are met. In February 2010, the number of earned shares was determined to be 77.4% of the stated amounts, but will not vest until February 15, 2011.
(14)	02-23-09	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2009-2010 performance period are met. Amount listed is the maximum award.
(15)	06-16-09	Restricted stock vests 50% each on February 15 and June 30, 2010

OPTIONS EXERCISED AND STOCK VESTED
          The table below sets forth the amount of options exercised and stock vested by each of the Named Executive Officers for the year ended December 31, 2009.

	Option Awards		Stock Awards
Value
	Number of Shares	Realized	Number of	Value
	Acquired on	on	Shares Acquired	Realized on
	Exercise	Exercise(1)	on Vesting	Vesting
	(#)	($)	(#)	($)(2)
John A. Clerico(3)	—	$—	153,885	$905,251
Jeffrey B. Levos	—	—	—	—
Peter S. Atkinson	—	—	38,240	143,863
James J. Doré	—	—	18,315	69,372
Eduardo Borja	—	—	—	—

(1)	Calculated based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)	Calculated based on the market price of our stock as of the date of vesting.

(3)	10,000 shares represent director compensation granted in May 2008, prior to Mr. Clerico’s appointment as Chairman of the Board and Chief Executive Officer effective October 16, 2008. These shares vested in May 2009. The remainder of shares were awarded in connection with Mr. Clerico’s appointment as Chairman and Chief Executive Officer.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Employment Agreement
          Our President, Mr. Atkinson, is the only Named Executive Officer with an employment agreement. We entered into a letter agreement with Mr. Atkinson dated November 16, 2005, when, in addition to serving as President, he assumed the role of Chief Financial Officer. The initial term of the letter agreement ran through December 31, 2006, and automatically extends for successive one-year terms unless 30 days’ notice otherwise is provided by the Board. In the event Mr. Atkinson’s employment with the Company is terminated by us without “cause” or by Mr. Atkinson for “good reason” (as each is defined in the agreement), the agreement provides for the lump sum payment of severance equal to one year’s base salary, an automobile allowance and incentive compensation as well as payment of 50% of COBRA health insurance premiums for up to 18 months, subject to his compliance with the terms of the non-competition provision in his letter agreement. Additionally, the Board has the discretion to accelerate the vesting of any outstanding stock options and restricted shares at the time of Mr. Atkinson’s termination of employment. The Estimated Separation and Change-in-Control Benefits table presented below assumes that the Board of Directors accelerated the vesting of Mr. Atkinson’s awards upon his termination of employment effective December 31, 2009. Any payments upon termination of employment after a change in control are provided by Mr. Atkinson’s change in control agreement as discussed below.
          Mr. Atkinson’s letter agreement generally uses the following terms:
          “Cause” means termination due to (a) an act of dishonesty on the executive’s part against the Company, (b) willful misconduct or gross negligence in the performance of the executive’s duties, (c) a material breach of any corporate policy, code of conduct or similar requirement adopted by the Board, or (d) a felony conviction or any misdemeanor involving moral turpitude.
          “Good Reason” means (a) the material diminution in the executive’s position or responsibilities, except any actions necessitated by the hiring of a new Chief Executive Officer or Chief Financial Officer; (b) a reduction in the executive’s base salary for any year below $375,000, except in a percentage not exceeding any salary reduction imposed on executive officers of the Company generally or the failure by the Company to increase the executive’s base salary each year by an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers for the year; (c) a material reduction in the executive’s benefits unless applicable to executive officers generally or required by law; (d) the relocation of the executive’s principal place of employment by more than 50 miles from his current location in Houston, Texas; or (e) the failure of a successor entity to assume the agreement.
          In connection with Mr. Reed’s recruitment as Chief Executive Officer effective March 2, 2010, we agreed to pay him one year of base salary in the event his employment is terminated involuntarily by us without cause or terminates by mutual agreement with the Board of Directors. In addition, if this termination occurs after more than one year of employment, forfeiture restrictions will lapse on 200,000 restricted shares granted to Mr. Reed at the time he joined the Company and vesting will be accelerated on 150,000 stock granted at that time. In the employment offer to Mr. Reed, the following terms were defined:
          “Cause” shall mean that you (a) have engaged in gross negligence or willful misconduct which causes or could reasonably be expected to be materially injurious to Global or any of its affiliates; (b) have willfully refused without proper legal reason to perform the duties and responsibilities assigned to you by the Board (other than as a result of disability) and such refusal continues for five (5) business days after written demand to you for performance (specifying the manner in which you have willfully failed to perform) from the Board; (c) have materially breached any corporate policy, including substance abuse policies, ethics policies or any code of conduct maintained and established by the Company in writing that is applicable to the Company’s executives and such breach is incapable of being cured or remains uncured by you for five (5) business days after written notice to you of the breach; (d) have willfully engaged in conduct that you know or should have known is materially injurious to Global or any of its affiliates, including fraud or misappropriation; or (e) have been convicted of a misdemeanor involving moral turpitude (which shall not in any event include any offense involving operation of a motor vehicle) or a felony; provided that no act or failure to act by you shall be considered “willful” unless done or omitted to be done by you without a reasonable belief that your action or omission was in or not opposed to the best interest of the Company.
          “Mutual Agreement” shall mean a written agreement between you and Global’s Board of Directors under which a) you agree to resign from employment with the Company; b) the Board agrees to accept such resignation; and c) the parties agree in writing to such other terms and conditions as deemed acceptable at that time.
Change-in-Control
          We have change in control agreements in place with each of our current Named Executive Officers. The terms and conditions of all current change-in-control agreements for the NEO’s are the same. We entered into these agreements with Messrs. Clerico and Borja in 2009. We entered into revised agreements with Messrs. Atkinson and Doré in 2010. The terms of the revised agreement are the same as with other executive officers. Previously, the change-in-control agreements between the Company and Messrs. Atkinson and Doré provided that we would pay any excise tax owed by them under Section 280G of the Internal Revenue Code in the event of a change-in-control. The revised agreement executed effective January 1, 2010 removes the provision that would have required us to pay such an excise tax. We also entered into a change-in-control agreement with Mr. Reed when he commenced his employment on March 2, 2010. The terms and conditions of this agreement are identical to agreements with the other NEO’s. Under the terms of the agreements, upon a change in control and without regard to whether there is a subsequent termination of employment, the following benefits are provided to the executive:

          (i) all outstanding stock options will immediately vest and, unless our Compensation Committee determines to make an equitable adjustment or substitution, the executive will receive a cash payment equal to the number of shares subject to the options outstanding multiplied by the difference between the closing price of our common stock on the date immediately prior to the change in control and the exercise price of the stock options,
          (ii) all outstanding restricted stock awards will immediately vest and all forfeiture restrictions will lapse, and
          (iii) all outstanding performance unit awards for which the performance period has not been completed will be deemed earned at the target level payout, will be payable in the same form of equity or other consideration as all other shareholders with respect to shares of Company common stock and will be delivered within 10 days of the change in control.
          Within two years following a change in control and upon a subsequent termination of the executive’s employment by us other than for “cause” or by the executive for “good reason”, the executives other than Mr. Clerico will be eligible for the following additional benefits:
•	a lump sum cash payment equal to the bonus amount times a fraction, the numerator of which is the number of days elapsed in the fiscal year to and including the date of termination and the denominator of which is 365. Calculation of the bonus amount used in determination of the lump sum payment is based on the largest actual bonus paid in the last five years or, if higher, the target bonus in the year of termination of employment (the “Bonus Amount”);

•	a lump sum cash payment equal to (x) three times (y) base salary and the Bonus Amount;

•	a cash payment for unvested contributions under our retirement plan as of the date of termination;

•	two years of continued healthcare and dependent healthcare coverage at no additional cost; and

•	reimbursement of legal fees incurred as a result of the termination and certain relocation expenses, if applicable.
          Mr. Clerico does not receive a salary, is not eligible for an annual bonus and does not participate in any benefit plans. Within two years of a change-in-control and upon his subsequent termination other than for “cause” or for “good reason”, Mr. Clerico will receive a lump sum payment of $3.6 million. The Committee believed this lump sum payment approximated the amount of severance benefits Mr. Clerico would have received had he received an average base salary and bonus in his position as Chairman of the Board and Chief Executive Officer. Mr. Clerico’s change-in-control agreement will terminate when he relinquishes his role as Chairman of the Board even if he remains a member of the Board.
          The initial term of each agreement continues through December 31st of the calendar year the contract was executed and is automatically extended for successive one-year terms unless we notify an executive 30 days prior to the end of a term of our intention not to extend the agreement. In the event of a change in control during the term of the agreement, the agreement shall continue in effect for two years from the date of the change in control.
          The change in control agreements generally use the following terms:
          “Cause” means (a) the executive committed an act of dishonesty constituting a felony and resulting in a personal benefit at the expense of the Company or (b) the willful and continued failure by the executive to substantially perform his or her duties, resulting in material injury to the Company.

          “Change in Control” means (a) any merger, consolidation or other reorganization in which the Company is not the surviving entity, (b) the dissolution or liquidation of the Company, (c) the sale, lease or exchange of substantially all of the assets of the Company to any other person or entity, (d) the acquisition by any individual or entity or group of more than 50% of the beneficial ownership of outstanding shares of the common stock of the Company, or (e) as a result of a contested election of directors, our incumbent directors cease to constitute a majority of the Board.
          “Good Reason” means (a) a substantial change in the executive’s responsibilities or position, (b) a reduction in the executive’s base salary or total compensation or the failure to increase the executive’s total salary and payment under the bonus incentive plan each year after a change in control by an amount which at least equals, on a percentage basis, the mean average percentage increase in total compensation for all officers of the Company during the three full fiscal years immediately preceding a change in control, (c) the failure to continue the bonus incentive plan substantially on the basis in effect prior to the change in control, or a failure by the Company to continue the executive as a participant on at least the same basis as the executive’s participation for the fiscal year immediately preceding a change in control, (d) relocation of the executive’s principal place of employment by more than 30 miles from his or her principal place of employment prior to the date on which a change in control occurs, (e) a material reduction in the executive’s benefits, (f) the failure of a successor entity to assume the agreement, or (g) any purported termination not satisfying the notice requirements of the agreement.

ESTIMATED SEPARATION AND CHANGE-IN-CONTROL BENEFITS(1)
          The following table shows potential payments to our Named Executive Officers under existing contracts, plans or arrangements, whether written or unwritten, in the event of their termination of employment. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such date and are estimates of the amounts which would be paid out to the Named Executive Officers upon their respective termination. The actual amounts to be paid out can only be determined at the time the executive’s employment is terminated. The amounts shown as after a change in control assume a change in control and termination of employment on December 31, 2009, and where applicable, use the closing price of our common stock of $7.13 on December 31, 2009 (the last business day of the year) as reported on the NASDAQ.

		Acceleration and Continuation
		of Awards(3)
	Cash	Performance			Continuation
	Severance	Based	Restricted	Stock	of Medical &	Excise Tax
	Payout(4)	Awards	Stock	Options	Welfare	Gross Up(5)	Total
Name(1)	($)	($)	($)	($)	($)	($)	($)
John A. Clerico	3,600,000	0	534,750	0	0	0	4,134,750
Jeffrey B. Levos(2)	0	422,253	264,452	0	29,856	0	716,561
Peter S. Atkinson	2,259,253	641,700	489,831	0	32,738	0	3,423,522
James J. Doré	1,580,648	363,630	275,147	0	33,792	0	2,253,217
Eduardo Borja	1,210,950	299,460	475,975	0	30,973	0	2,017,358

(1)	We have included only those estimated payments which would be above and beyond what would normally be provided (e.g., earned but unpaid compensation such as salary through the termination date and vested long-term incentives are not included). Only Mr. Atkinson is entitled to payments upon a termination of employment absent a change in control, as discussed above, pursuant to the terms of his employment agreement.

(2)	Mr. Levos stepped down from his position as Chief Financial Officer effective November 15, 2009 and his employment terminated effective February 15, 2010. He was not eligible for cash severance benefits on December 31, 2009 because his resignation preceded a change-in-control. Mr. Levos forfeited his stock awards upon his termination.

(3)	Reflects the full intrinsic value of equity incentive awards accelerated or cashed out upon termination. Values shown for performance units/shares and restricted shares reflect the number of shares paid out or vested times the year-end stock price. Option awards with an exercise price higher than the year-end stock price have a $0 value.

(4)	Other than Mr. Clerico, cash severance for the Named Executive Officers in the case of a qualifying termination following change- in-control is equal to 3.00 times (a) their base salary plus (b) the greater of their current target bonus or the highest actual bonus paid in the last five years. Mr. Clerico would receive a cash severance payment of $3,600,000.

(5)	The terms of all change in control agreements provide for modifications of benefits if the payment of such benefits would result in the imposition of excise taxes so that they receive the net payment with or without payment of the 280G excise tax, which yields the highest net benefit.
B.K. Chin. Effective October 16, 2008, B.K. Chin resigned from his positions as Chairman of the Board and Chief Executive Officer of the Company. In connection with Mr. Chin’s resignation, we entered into a Resignation and Release Agreement with Mr. Chin dated October 16, 2008. The agreement provides, among other things, that:
(i)	Mr. Chin will receive a cash severance payment of $2,717,000 (an amount equal to twice his then current base salary and 2008 year bonus assuming target level performance as provided in his employment agreement) plus $140,000 (which was provided in lieu of continuing medical insurance coverage). The first installment of the severance pay was paid in the fourth quarter of 2008 and the second installment was paid in the second quarter of 2009;

(ii)	vesting on all unvested stock options held by Mr. Chin (representing 175,001 shares) was accelerated and the period during which the options are exercisable for all stock options held by Mr. Chin (representing 275,000 shares in the aggregate) was extended for the remaining portion of the original grant;

(iii)	all restricted stock awards held by Mr. Chin (which represent 188,334 shares) were vested and all forfeiture restrictions lapsed; and

(iv)	all performance unit awards previously granted to Mr. Chin (representing the right to earn up to 150,000 shares of our common stock) will remain outstanding and will be paid if earned at the end of the relevant performance cycle in accordance with their terms as if Mr. Chin had remained our employee throughout the relevant performance cycle.
          Of the benefits received by Mr. Chin, the following were in addition to the termination benefits provided in his employment agreement: 1) accelerated vesting of 80,334 stock options which would otherwise have been forfeited; 2) the right to exercise all stock options over the remaining term of the option award instead of one year from termination; 3) the lapse of forfeiture restrictions on 188,334 restricted stock shares which would otherwise have been forfeited; 4) the right to earn up to 150,000 shares of our common stock, if earned, at the end of the relevant performance cycle rather than the pro-rata opportunity to earn a maximum of 64,164 shares; 5) a cash payment of $140,000 in lieu of participation by Mr. Chin and his dependents in our medical plan for two years; and 6) a six-month consulting agreement with compensation to Mr. Chin at the same monthly base rate ($59,585) as when he was actively employed.
          By providing these additional benefits, we finalized a negotiated settlement of all potential claims by Mr. Chin so we could effect an orderly management transition with minimal disruption of business activities. At the time, we were experiencing significant operational issues on two major international projects and a decline in contract awards for, and backlog of, new projects. Addressing these issues and implementing associated cost-reduction initiatives required the full attention of management for an extended period. The Resignation & Release Agreement with Mr. Chin allowed management to focus on these issues and ensured Mr. Chin’s availability and cooperation during the transition period.
          Mr. Chin served as a consultant to the Company until April 24, 2009. For his consulting services, Mr. Chin was paid monthly based on his base salary level at the time of his resignation ($59,585 per month).

SECURITY OWNERSHIP
Stock Ownership of Directors and Executive Officers
          The table below sets forth the ownership of the Company’s common stock, as of March 23, 2010, by (i) each current executive officer of the Company named in the Summary Compensation Table, (ii) each of the Company’s directors and director nominee, and (iii) all directors, director nominee and executive officers of the Company as a group. All persons listed below have sole voting power and investment power over the shares beneficially held by them.

					Beneficial
	Shares	401(k)	Restricted	Exercisable	Ownership
Name	Owned	Plan(1)	Shares(2)	Options(3)	Total	Percent

John A. Clerico	518,885	—	75,000	—	593,885	*
Peter S. Atkinson	200,797	365	15,000	274,266	490,428	*
James J. Doré	216,509	11,537	4,500	129,666	362,212	*
Eduardo Borja	110,230	—	35,000	21,466	166,696	*
Charles O. Buckner	—	—	—	—	—	*
Lawrence R. Dickerson	30,466	—	—	—	30,466	*
Edward P. Djerejian	68,116	—	—	—	68,116	*
William J. Doré	12,157,002	—	—	—	12,157,002	10.6%
Larry E. Farmer	40,374	—	—	—	40,374	*
Edgar G. Hotard	53,102	—	—	—	53,102	*
Richard A. Pattarozzi	57,553	—	—	—	57,553	*
James L. Payne	89,999	—	—	—	89,999	*
Michael J. Pollock	30,374	—	—	—	30,374	*
John B. Reed	—	—	200,000	—	200,000	*
All directors and executive officers as a group (14 persons)					14,340,207	12.5%

*	Less than 1%

(1)	Shares held by the trustee of our Retirement Plan. Each participant in such plan instructs the trustee as to how the participant’s shares should be voted.

(2)	Shares issued pursuant to our 2005 Stock Incentive Plan with remaining restrictions. Restricted stock can be voted, but is subject to forfeiture risks.

(3)	Shares that the Named Executive Officers have the right to acquire through stock option exercises within sixty days after March 23, 2010.

     Security Ownership of Certain Beneficial Owners
          The following, to our knowledge as of March 23, 2010, are the only beneficial owners of 5% or more of the outstanding common stock except for persons set forth in the table above.

Name and Address of	Number of Shares		Percent
Beneficial Owner	of Common Stock		of Class

BlackRock, Inc.	13,778,772	(1)	12.10%
40 East 52nd Street New York, NY 10022
FMR, LLC	8,113,059	(2)	7.11%
82 Devonshire Street Boston, Massachusetts 02109
Wells Fargo & Company	15,170,314	(3)	13.32%
420 Montgomery Street San Francisco, CA 94104
Security Investors, LLC	7,660,276	(4)	6.73%
One Security Benefit Place Topeka, Kansas 66636

(1)	The reporting party has sole voting power over all shares of common stock based on information furnished in a Schedule 13G filed with the SEC by BlackRock, Inc. on January 8, 2010.

(2)	This number, which includes 63,000 shares of common stock with sole voting power, is based on information furnished in a Schedule 13G filed with the SEC by FMR, LLC on February 16, 2010.

(3)	This number, which includes 11,185,562 shares of common stock with sole voting power, is based on information furnished in a Schedule 13G filed with the SEC by Wells Fargo & Company on January 22, 2010.

(4)	The reporting party has sole voting power over all shares of common stock based on information furnished in a Schedule 13G filed with the SEC by Security Investors, LLC on February 12, 2010.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
          The following table sets forth certain information as of December 31, 2009 regarding our equity compensation plans.

	Number of		Number of securities
	securities to be	Weighted-	remaining available for
	issued upon	average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans
	options,	options,	(excluding securities
	warrants and	warrants and	reflected in the first
Plan Category	rights	rights	column)

Equity compensation plans approved by Shareholders:
1992 Equity Incentive Plan(1)	152,030	$10.69	—
1998 Equity Incentive Plan	493,685	8.81	—
2005 Stock Incentive Plan	1,079,738	14.97	5,367,341
Equity compensation plans not approved by Shareholders:
None	—	—	—

Total	1,725,453	$12.83	5,367,341

(1)	All awards under this plan expired by their terms in February 2010.

     REPORT OF THE AUDIT COMMITTEE
          The Audit Committee has reviewed and discussed with the Company’s management and representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2009, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee has also discussed with representatives of the Company’s independent public accountants the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.” The Audit Committee also discussed with representatives of the Company’s independent public accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
          At quarterly meetings of the Audit Committee held prior to the filing of the Company’s financial statements with the SEC, the Audit Committee reviewed and discussed the Company’s financial statements with the Company’s management and representatives of Deloitte & Touche LLP. At each of such meetings, the Audit Committee held private sessions with representatives of Deloitte & Touche LLP to discuss any and all matters relevant to such financial statements without any restrictions.
          The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with management and representatives of Deloitte & Touche LLP such auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Deloitte & Touche LLP in 2009 was compatible with maintaining their independence and determined that rendering such services had not impaired the auditors’ independence.
          Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC.
          Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.
Audit Committee
Lawrence R. Dickerson, Chairman
Larry E. Farmer
Michael J. Pollock

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK
(Proposal 2)
General
          The Board is requesting shareholder approval of an amendment to our Amended and Restated Articles of Incorporation, as amended (the “Articles”), to increase our authorized number of shares of common stock from 150,000,000 shares to 250,000,000 shares. As of March 23, 2010, 121,043,264 shares of common stock were issued and outstanding, approximately 6,923,473 shares were reserved for issuance under our 2005 Stock Incentive Plan, as amended, 442,020 shares were reserved for issuance under our 1998 Equity Incentive Plan, as amended, and 9,160,091 shares were reserved for issuance under our 2.75% Senior Convertible Debentures. Accordingly, we have only approximately 12,431,152 shares of common stock available for future issuances. Each share of common stock has one vote on any matter which requires shareholder action. This amendment to the Articles is being submitted for your approval pursuant to Title 12 of the Louisiana Revised Statutes and SEC rules.
          Under Louisiana law, we are required to submit amendments to the Articles to our shareholders for approval. However, we are not required to submit to a vote of the shareholders a restatement of the Articles if no new amendments are included in such restatement. In connection with the amendment contemplated by this Proposal 2, we also desire to restate the Articles to reflect the two amendments effected since December 30, 1992 in one document. Both of these amendments have been approved by shareholders. As such, attached to this proxy statement as Appendix A is a copy of our Amended and Restated Articles of Incorporation, reflecting the amendment contemplated by this Proposal 2 and all other amendments effected since December 30, 1992.
          Additionally, under Louisiana law, we may issue shares of common stock only to the extent such shares have been authorized for issuance under our Articles. The additional common stock to be authorized by adoption of this proposed amendment would have rights identical to our currently authorized and outstanding common stock.
Purpose and Effect of the Increase in the Amount of Our Authorized Common Stock
          The Board believes it is desirable to have an adequate amount of shares of common stock available in the event the Board determines that it is necessary or appropriate to (i) raise additional capital through the sale of equity securities, (ii) acquire another company or its assets, (iii) provide equity incentives to employees and officers, or (iv) to satisfy other business and financial purposes. The additional shares may be used for various purposes without further shareholder approval, subject to applicable laws and NASDAQ listing requirements that may require shareholder approval for certain issuances of additional shares. The availability of additional shares of common stock is particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking shareholder approval in connection with the contemplated issuance of common stock.
          Other than the shares of common stock currently reserved for issuance under our existing equity incentive plans and upon conversion of our outstanding convertible notes, we currently do not have any plans or arrangements to issue additional shares of common stock. However, we may need to raise additional capital in the future and will consider selling additional shares of our common stock (or securities convertible or exchangeable into shares of our common stock) in public or private transactions, subject to market conditions.

Vote Required
          The approval of this amendment to the Articles requires the affirmative vote of the holders of at least two-thirds of the outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. For the approval of this amendment to the Articles, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote “AGAINST” this amendment. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares and such non-vote will have the effect of a vote “AGAINST” this amendment.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal 3)
          The Audit Committee and the Board has appointed Deloitte & Touche LLP to serve as our independent public accountants for the year ending December 31, 2010, subject to ratification of the appointment by the shareholders. Deloitte & Touche LLP has served as our independent public accountants since October 1991 and is considered by management and the Audit Committee to be well-qualified. We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or our subsidiaries.
          One or more representatives of Deloitte & Touche LLP is expected to be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
          Ratification of the appointment of the independent public accountants requires the affirmative vote of a majority of the votes actually cast at the Annual Meeting. Accordingly, under Louisiana law, the Articles, and our bylaws, abstentions have the same legal effect as a vote against this proposal.
          In the event of a negative vote on such ratification, the Audit Committee and the Board will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in our best interest and best interest of our shareholders.
          THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.
Audit Fees and All Other Fees
          For 2009 and 2008, fees for professional services performed for the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	2009	2008
	(in thousands)

Audit Fees(1)	$2,296	$2,191
Audit-Related Fees(2)	124	278
Tax Fees(3)	129	124

Total	$2,549	$2,593

(1)	Aggregate fees billed for the annual audit, the audit of internal control over financial reporting, the reviews of quarterly reports on Form 10-Q, and the audits of statutory financial statements required internationally.

(2)	Aggregate fees billed for the audit of certain wholly owned subsidiaries and audit-related services for correspondence with SEC staff, quality assurance review, a private placement offering, and the registration of equity securities.

(3)	Aggregate fees billed for the preparation of foreign tax returns and assistance with foreign tax audits.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountants
          The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate authority to the Chairman of the Audit Committee or subcommittees when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of the Chairperson or such subcommittee to grant pre-approvals shall thereafter be presented to the full Audit Committee. The Audit Committee has currently delegated authority for pre-approval of fees up to $20,000 to the Chairman of the Audit Committee.
          The Audit Committee considers whether the provision of these services is compatible with maintaining Deloitte & Touche LLP’s independence, and has determined such services for 2009 and 2008 were compatible. All of the fees described above were pre-approved by the Audit Committee or its Chairman pursuant to delegated authority and none were approved under the de minimis exception to the pre-approved requirement.
RELATED PERSON TRANSACTIONS
          The Audit Committee reviews and approves certain transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of our outstanding stock). The Audit Committee Charter provides for the review of any related person transaction to the extent required by the rules of NASDAQ, which provide for such review of transactions that meet the minimum threshold for disclosure under SEC rules for a transaction in which a related person has a direct or indirect material interest.

          Mr. William J. Doré is the founder of the Company, a member of the Board and beneficial owner of more than 5% of our common stock. For information on compensation earned during 2009 pursuant to the terms of his retirement and consulting agreement, as a Director of the Company and other sums paid to Mr. Doré, see the Director Compensation Table.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that our directors, executive officers and all persons who beneficially own more than 10% of our common stock file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Upon receiving notice of an event triggering a filing, we assist our directors and executive officers in completing and filing Section 16 reports on their behalf. Based solely upon our review of copies of the filings and written representations from our directors and executive officers, we believe that during the year ended December 31, 2009, all filing requirements under Section 16(a) of the Exchange Act were met with the following exceptions: Forms 4 were filed a day late by Messrs. William Doré, Atkinson, Baker, Robicheaux and Jim Doré related to equity awards granted on February 17, 2009 and a Form 4 was filed late by Mr. Ashit Jain upon surrendering shares to satisfy tax obligations. The required forms were filed promptly after noting the failure to file.
ANNUAL REPORT AND FORM 10-K
          Our Annual Report to Shareholders containing audited financial statements for the year ended December 31, 2009 (which is not incorporated into this Proxy Statement) is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2009 Annual Report to Shareholders are available at our web site at www.globalind.com/Investor_Relations/Pages/AnnualReport.aspx. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. You will need your control number provided in the Notice of Internet Availability of Proxy Materials.
          You may obtain a copy of the Annual Report on Form 10-K as filed with the SEC, without charge, by writing the Company, Global Industries, Ltd., 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations.

Appendix A
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GLOBAL INDUSTRIES, LTD.
          Global Industries, Ltd., a Louisiana corporation (the “Corporation”), acting through its undersigned Senior Vice President and General Counsel, Russell Robicheaux and by authority of its Board of Directors, does hereby certify that:
          FIRST: The Amended and Restated Articles of Incorporation set forth in paragraph Fifth below accurately set forth the Articles of Incorporation of the Corporation and all amendments thereto in effect on the date hereof, including the changes made by the amendments described in Paragraph Fourth below.
          SECOND: All such amendments have been effected in conformity with law.
          THIRD: The date of incorporation of the Corporation was May 1, 1990, and the date of these Amended and Restated Articles of Incorporation is May 19, 2010.
          FOURTH: On March 18, 2010, the Board of Directors of the Corporation, at a duly-convened meeting of the Board of Directors, adopted resolutions to amend and restate the Corporation’s Articles of Incorporation to increase the number of authorized shares of the Corporation’s Common Stock, subject to the approval of such amendment by the Corporation’s shareholders. On May 19, 2010, the shareholders of the Corporation, at a duly-convened meeting of the shareholders at which there were present or duly represented a quorum of the holders of the Corporation’s total voting power, approved the Amendment by casting [                         ] affirmative votes and [                         ] negative votes, excluding [                         ] votes held by shareholders who abstained from voting. Pursuant to these proceedings, the Corporation’s Articles of Incorporation have been modified to (i) amend subparagraph (A) of Article III to increase the number of authorized shares of the Corporation’s Common Stock from 150 million to 250 million, and (ii) amend and restate the Articles of Incorporation to reflect all amendments effected since December 30, 1992 (including the above-described amendments).
          FIFTH: The Amended and Restated Articles of Incorporation of the Corporation are as follows:

ARTICLE I
NAME
          The name of the Corporation is GLOBAL INDUSTRIES, LTD.
ARTICLE II
PURPOSE
          The Corporation’s purpose is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of the State of Louisiana.
ARTICLE III
CAPITAL
          A. The total authorized capital stock of the Corporation is Two Hundred Fifty Million (250,000,000) shares of Common Stock of $0.01 par value per share and Thirty Million (30,000,000) shares of Preferred Stock of $0.01 par value per share.
          B. Shares of Preferred Stock may be divided into and issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights of the Preferred Stock of each series. The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, and the shares of Preferred Stock or any series thereof may have full or limited voting powers. Any of the series terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Articles of Incorporation, provided that the manner in which such facts shall operate upon such series terms is clearly and expressly set forth in the Articles of Incorporation.
          C. Except in respect of characteristics of a particular series fixed by the Board of Directors, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
          D. Subject to the preferences of any series of Preferred Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.
          E. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.
          F. The holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them.
          G. Whenever reference is made in this Article III to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock. Except as otherwise provided in these Articles of Incorporation, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to Preferred Stock.
          H. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible. Unless otherwise provided in these Articles of Incorporation with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.
          I. No holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

ARTICLE IV
DIRECTORS
          A. The number of directors of the Corporation shall be fixed as specified or provided for in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws shall so provide. No holders of Preferred Stock or Common Stock of the Corporation shall have any right to cumulate votes in the election of directors.
          B. Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.
          C. The Board of Directors, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a merger, consolidation or share exchange may, in exercising its judgment in determining what is in the best interests of the Corporation and its shareholders, consider the following factors and any other factors that it deems relevant: (1) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; (2) the social and economic effects of such transaction on the Corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the Corporation and its subsidiaries do business; (3) the business and financial condition and earnings prospects of the acquiring party or parties; including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such condition upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries do business; and (4) the competence, experience, and integrity of the acquiring party or parties and its or their management. Notwithstanding and provision of this Article IV(C), this Article is not intended to confer any rights on any subsidiary of the Corporation, or any of the Corporation’s or its subsidiaries’ employees, customers, creditors or other members of the communities in which it or they do business.
ARTICLE V
BY-LAWS
          In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation or adopt new by-laws, without any action on the part of the shareholders; provided, however, that no such adoption, amendment or repeal shall be valid with respect to by-law provisions which have been adopted, amended, or repealed by the shareholders; and further provided, that by-laws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the shareholders.

ARTICLE VI
LIMITATION OF LIABILITY AND INDEMNIFICATION
          A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Business Corporation Law of the State of Louisiana, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the powers set forth in Section 83F of the Business Corporation Law of the State of Louisiana to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.
ARTICLE VII
AMENDMENT
          The Corporation shall have the right, subject to any express provisions or restrictions contained in the Articles of Incorporation or by-laws of the Corporation, from time to time, to amend the Articles of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or shareholder of the Corporation by the Articles of Incorporation or any amendment thereof are conferred subject to such right.
ARTICLE VIII
LIMITATIONS ON OWNERSHIP BY NON-U.S. CITIZENS
          A. Purpose. The purpose of this Article VIII is to limit ownership and control of the Corporation by Non-U.S. Citizens in order to permit the Corporation to be a citizen of the United States qualified to engage in coastwise trade within the meaning of Section 2 of the Shipping Act of 1916, as amended or as it may hereafter be amended (the “Shipping Act”).
          B. Definitions. For the purpose of this Article VIII, the following terms shall have the following meanings:
          “Non-U.S. Citizen” means (1) any person (including an individual, partnership, corporation or association) who is not a United States citizen qualified to engage in coastwise trade within the meaning of Section 2 of the Shipping Act; (2) any foreign government or representative thereof; (3) any corporation, the president, chief executive officer or chairman of the board of directors of which is a Non-U.S. Citizen, or of which more than a minority of the number of its directors necessary to constitute a quorum are Non-U.S. Citizens; (4) any corporation, partnership, or limited liability company organized under the laws of any foreign government; (5) any corporation of which 25% or greater interest is owned beneficially or of record, or may be voted by, one or more Non-U.S. Citizens, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by one or more Non-U.S. Citizens (the Board of Directors being authorized to determine reasonably the meaning of “control” for this purpose); (6) any partnership, limited liability company or association in which Non-U.S. Citizens hold greater than a 25% ownership interest, or which is controlled by one or more Non-U.S. Citizens; (7) any partnership in which any of the general partners are Non-U.S. Citizens; (8) any trust not domiciled in or existing under U.S. law, or having a Non-U.S. Citizen as trustee, or having less than 75% of trust assets held for the benefit of U.S. Citizens; (9) any joint venture not organized under U.S. law or of which any co-venturer is a Non-U.S. Citizen; or (10) any person (including an individual, partnership, corporation or association) who acts as representative of or fiduciary for any person described in clauses (1) through (9) of this paragraph.
          “Permitted Percentage” shall mean a percentage 2% less than the percentage that would cause the Corporation to be no longer qualified as a U.S. citizen qualified to engage in coastwise trade under Section 2 of the Shipping Act.
          C. Restrictions on Transfers. Any transfer, or attempted or purported transfer, of any shares of the capital stock of the Corporation or any interest therein or right thereof, which would (i) result in the ownership or control by one or more Non-U.S. Citizens of an aggregate percentage of the outstanding capital stock of the Corporation in excess of the Permitted Percentage, or (ii) result in the ownership or control by one or more Non-U.S. Citizens of an aggregate percentage of the voting power of the outstanding capital stock of the Corporation in excess of the Permitted Percentage, will, until such excess no longer exists, be void and ineffective as against the Corporation and the Corporation will not recognize, to the extent of such excess, the purported transferee as a shareholder of the Corporation for any purpose other than the transfer of such excess to a person who is not a Non-U.S. Citizen; provided, that such shares, to the extent of such excess, may nevertheless be deemed to be Non-U.S. Citizen owned shares for the purpose of this Article VIII. The Board of Directors is hereby authorized to effect any and all other measures reasonably necessary or desirable (consistent with applicable law and the provisions of this Articles of Incorporation) to fulfill the purpose and implement the provisions of this Article VIII, including without limitation, obtaining, as a condition precedent to the transfer of shares on the records of the Corporation, representations and other proof as to the identity of existing or prospective shareholders and persons on whose behalf shares of the capital stock of the Corporation or any interest therein or right thereof are or are to be held or establishing and maintaining a dual stock certificate system under which different forms of stock certificates, representing outstanding shares of the capital stock of the Corporation are issued to the holders of record of the shares represented thereby to indicate whether or not such shares or any interest therein or right thereof are owned or controlled by a Non-U.S. Citizen.

          D. Suspension of voting, dividend and distribution rights with respect to Non-U.S. Citizen owned stock. If in excess of the Permitted Percentage of the outstanding capital stock of the Corporation is owned or controlled by one or more Non-U.S. Citizens, or if in excess of the Permitted Percentage of the voting power of the outstanding capital stock of the Corporation is owned or controlled by one or more Non-U.S. Citizens, the shares deemed to be included in such excess, determined in accordance with this subparagraph (D), will, until such excess no longer exists, not be entitled (i) to received or accrue any rights with respect to any dividends or distributions of assets declared payable or paid to the holders of the capital stock of the Corporation during such period or (ii) to vote with respect to any matter submitted to shareholders of the Corporation. If the percentage of capital stock or voting power owned or controlled by Non-U.S. Citizens is in excess of the Permitted Percentage, the shares deemed included in such excess for purposes of this subparagraph (D) will be those shares owned or controlled by Non-U.S. Citizens that the Board of Directors determines became so owned or controlled most recently.
ARTICLE IX
REVERSION
          Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (A) payment or the amount of any cash or property dividend or redemption price or (B) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article IX, to the persons or entity who or which would be entitled thereto had such reversion not occurred.
ARTICLE X
FAIR PRICE PROTECTION AND CONTROL SHARE ACQUISITION
          A. The Corporation disclaims and shall not have the benefits of and elects not to be governed by Section 132 through 134 of the Business Corporation Law of the State of Louisiana.
          B. The Corporation disclaims and shall not have the benefits of and elects not to be governed by Sections 135 through 140.2 of the Business Corporation Law of the State of Louisiana, and the provisions thereof shall not apply to control share acquisitions (as defined in Section 135) of shares of the Corporation.

          These Amended and Restated Articles of Incorporation are dated May[19]. 2010.

WITNESSES:	GLOBAL INDUSTRIES, LTD.

Russell Robicheaux, Senior Vice President and General Counsel

ACKNOWLEDGEMENT
STATE OF TEXAS
COUNTY OF HARRIS
          BEFORE ME, the undersigned authority, personally came and appeared Russell Robicheaux, to me known to be the persons who signed the foregoing instrument as Senior Vice President and General Counsel, and who, having been duly sworn, acknowledged and declared, in the presence of the two witnesses whose names are subscribed below, that they signed such instrument as their free act and deed for the purposes mentioned therein.
          IN WITNESS WHEREOF, the appearers, witnesses and I have hereunto affixed our hands on this [     ] day of May, 2010, at Houston, Texas.

WITNESSES:	GLOBAL INDUSTRIES, LTD.

Russell Robicheaux, Senior Vice President and General Counsel

NOTARY PUBLIC

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GLOBAL INDUSTRIES, LTD. 8000 GLOBAL DRIVE Electronic Delivery of Future PROXY MATERIALS CARLYSS, LOUISIANA 70665 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. vote FOR the following: 0 0 0 1. Election of Directors Nominees 01 Charles O. Buckner 02 John A. Clerico 03 Lawrence R. Dickerson 04 Edward P. Djerejian 05 William J. Doré 06 Larry E. Farmer 07 Edgar G. Hotard 08 Richard A. Pattarozzi 09 James L. Payne 10 Michael J. Pollock 11 John B. Reed The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized 0 0 0 shares of common stock. 3 To ratify the appointment of Deloitte & Touche LLP as the independent public accountants for the Company to serve for the 0 0 0 2010 fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 (see reverse for instructions) Yes No R2.09.05.010 Please indicate if you plan to attend this meeting 0 0 1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000057605 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . GLOBAL INDUSTRIES, LTD. Annual Meeting of Shareholders May 19, 2010 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints John B. Reed and Peter S. Atkinson, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders of Global Industries, Ltd. (the “Company”), to be held at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, Texas 77042 on May 19, 2010, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows. This Proxy will be voted as you specify herein. If no specification is made, this Proxy will be voted with respect to proposal (1) FOR the nominees listed, (2) FOR the approval of amendments to our Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock (3) FOR the ratification of the appointment of Deloitte & Touche LLP as independent public accountants of the Company to serve for the 2010 fiscal year and (4) in accordance with the judgment of the persons voting the Proxy with respect to any other matter that may properly be presented at the meeting. Receipt of the Notice of the 2010 Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged. R2.09.05.010 Address change/comments: 2 0000057605 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side